UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GILEAD SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To our stockholders:

We are pleased to invite you to attend the 2010 annual meeting of stockholders of Gilead Sciences, Inc., to be held on Tuesday, May 11, 2010 at 10:00 a.m. local time at the Westin San Francisco Airport in Millbrae, California.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot—by telephone, by Internet or by mailing the proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in Gilead Sciences, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

John C. Martin

Chairman and Chief Executive Officer

March 26, 2010

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2010

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), will be held on Tuesday, May 11, 2010 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030 for the following purposes:

1. To elect thirteen directors to serve for the next year and until their successors are elected and qualified.

2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2010.

3. If properly presented at the meeting, to vote on a stockholder proposal requesting that the Board take steps to adopt majority voting standards in Gilead’s certificate of incorporation and by-laws.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 15, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

Foster City, California

March 26, 2010

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE GRANT A PROXY TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN AND RETURN THE PROXY MAILED TO YOU AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

QUESTIONS AND ANSWERS	1
INFORMATION CONCERNING SOLICITATION AND VOTING	6
General	6
Solicitation	6
Stockholder Proposals	6
Voting Rights and Outstanding Shares	7
Voting in Person or by Mail	7
Voting Via the Internet or by Telephone	7
Revocability of Proxies	8
PROPOSAL 1 Election of Directors	9
Nominees	10
Director Emeritus	12
Qualification of Nominees	12
Board Committees and Meetings	14
Executive Officers	20
PROPOSAL 2 Ratification of the Selection of Independent Registered Public Accounting Firm	22
Principal Accountant Fees and Services	22
Pre-Approval Policy and Procedures	23
PROPOSAL 3 Stockholder Proposal Requesting that the Board Take Steps to Adopt Majority Voting Standards in Gilead’s Certificate of Incorporation and By-laws	24
SECURITY AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	29
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	29
EXECUTIVE COMPENSATION	30
Compensation Discussion and Analysis	30
Compensation Committee Report	51
Risk Assessment of Compensation Programs	51
Summary Compensation Table	53
Grants of Plan-Based Awards	55
Outstanding Equity Awards at Fiscal Year-End	57
Option Exercises and Stock Vested	60
Nonqualified Deferred Compensation	60
Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers	62
Potential Payments Upon Termination or Change in Control	67
COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS	69
General	69
2009 Non-Employee Board Member Compensation	69
2009 Director Compensation	71
AUDIT COMMITTEE REPORT	73
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	74
Executive Officer Loan	74
Indemnity Agreements	74
Severance Plan	74
Policies and Procedures	74
HOUSEHOLDING OF PROXY MATERIALS	75
OTHER MATTERS	75

- i -

QUESTIONS AND ANSWERS

1.	Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 26, 2010 to all stockholders of record entitled to vote at the annual meeting.

2.	What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board and Board committees, the compensation of directors and certain executive officers and other required information.

3.	How may I obtain a copy of Gilead’s Annual Report on Form 10-K and other financial information?

A copy of our 2009 Annual Report, which includes our Form 10-K for the year ended December 31, 2009, is available at http://www.gilead.com/proxy or may be requested from our Investor Relations department as described elsewhere in this proxy statement. Our 2009 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

4.	Who is entitled to vote at the Annual Meeting?

Only holders of our common stock at the close of business on March 15, 2010 are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were 902,033,996 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

5.	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	election of thirteen directors to serve for the next year and until their successors are elected and qualified;

•	ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	if properly presented at the Annual Meeting, a stockholder proposal requesting that the Board take steps to adopt majority voting standards in Gilead’s certificate of incorporation and by-laws.

We will also consider any other business that properly comes before the Annual Meeting. See question 11, “Could other matters be decided at the Annual Meeting?” below.

6.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	“AGAINST” the stockholder proposal requesting that the Board take steps to adopt majority voting standards in Gilead’s certificate of incorporation and by-laws.

7.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.

Election of directors

Each share of our common stock outstanding on the record date will be entitled to one vote on each of the thirteen director nominees. Because the election of each of the nominees is uncontested, each director receiving a majority of votes cast (number of shares voted “For” a director must exceed the number of votes “Withheld” from that director) at the meeting with respect to the election of such director will be elected as a director. Shares not present at the meeting and abstentions have no effect on the election of directors.

Ratification of selection of Ernst & Young LLP

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the proposal to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are not counted as votes “For” or “Against” this proposal.

Stockholder Proposal requesting that the Board take steps to adopt majority voting standards in Gilead’s certificate of incorporation and by-laws

If properly presented at the Annual Meeting, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal requesting that the Board take steps to adopt majority voting standards in Gilead’s certificate of incorporation and by-laws. Abstentions will be counted toward the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are not counted as votes “For” or “Against” this proposal.

8.	How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet.

By mail

To vote your proxy by mail, be sure to complete, sign and date the proxy card or voting instruction card that may be delivered to you and return it in the envelope provided. If you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board.

By Internet or the telephone

If your shares are registered directly in your name with Gilead’s transfer agent, BYN Mellon Shareowner Services (“BNY Mellon”), you are considered a “stockholder of record.” Stockholders of record may go to

http://www.proxyvoting.com/gild to vote their shares. You will be required to provide the control number printed on your Notice. Stockholders of record using a touch-tone telephone may vote their shares by calling (866) 540-5760 and following the recorded instructions.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Street name holders may vote on the Internet by accessing http://www.proxyvote.com. You will be required to provide the control number printed on your Notice. Street name holders using a touch-tone telephone may vote their shares by calling (800) 454-8683 and following the recorded instructions.

Internet and telephone voting for stockholders of record and street name holders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time on May 10, 2010.

In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you hold your shares in street name or otherwise have beneficial but not record ownership of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

9.	What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to our Corporate Secretary;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may revoke your proxy or submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting as described in the answer to the preceding question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

10.	What is the deadline for voting my shares by proxy, via the Internet or by telephone?

Votes by proxy must be received before the polls close at the Annual Meeting. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time on May 10, 2010.

11.	Could other matters be decided at the Annual Meeting?

On the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you execute and deliver a proxy, then John C. Martin and John F. Milligan, the persons named on your proxy card, will have the discretion to vote on those matters for you.

12.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify stockholders by name are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. BNY Mellon, the independent proxy tabulator that we have engaged, will count the votes and act as the inspector of election for the meeting.

13.	Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four business days after the Annual Meeting.

14.	Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Notice and this proxy statement and any additional information furnished to stockholders. We may reimburse banks, brokerage houses, fiduciaries and custodians for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners. We have hired BNY Mellon to act as our proxy solicitor. We will pay BNY Mellon a fee of $8,500, plus reasonable expenses, for these services.

15.	When are the stockholder proposals for Gilead’s 2011 Annual Meeting due?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 25, 2010. Such proposals also must comply with our Bylaws and Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Fax: (650) 578-9264

Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement must give timely notice to the Corporate Secretary in accordance with our Bylaws, which require that the notice be received by the Corporate Secretary:

•	not earlier than the close of business on January 10, 2011; and

•	not later than the close of business on February 9, 2011.

If the date of the stockholder meeting is moved to a date more than 30 days before or 30 days after May 11, 2011, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; or

•	10 days after public announcement of the meeting date.

16.	Where can I get information related to future stockholder meetings of Gilead?

To request a copy of the proxy statement, annual report and form of proxy related to all of our future stockholder meetings, you may log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd or contact Investor Relations at:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

(800) 445-3235

Email: investor_relations@gilead.com

17.	I want to attend the Annual Meeting and vote in person. From whom can I obtain directions to the Annual Meeting?

You may contact Investor Relations at (800) 445-3235 or investor_relations@gilead.com to obtain directions to the Annual Meeting.

18.	If I have additional questions, whom can I contact?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

BNY Mellon Shareowner Services

480 Washington Boulevard

Jersey City, NJ 07310

In the United States: (800) 710-0940 for registered stockholder inquiries

In the United States (TDD for those with Impaired Hearing): (800) 231-5469

From outside the United States: (201) 680-6578

From outside the United States (TDD for those with Impaired Hearing): (201) 680-6610

Banks and brokers (call our proxy solicitor collect): (866) 860-8922

Email: shrrelations@bnymellon.com (for general inquiries)

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The proxy is solicited on behalf of the Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead,” “we,” “our” or “us”), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 11, 2010 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030.

Solicitation

We will bear the entire cost of soliciting proxies including preparation, assembly, printing and mailing of this proxy statement and any additional information furnished by us to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their out-of-pocket expenses for forwarding solicitation materials to such beneficial owners. In addition, we have retained BNY Mellon Shareowner Services (“BNY Mellon”) to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay BNY Mellon a fee of $8,500, plus reasonable out-of-pocket expenses, for their proxy solicitation services. Our solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them.

We intend to mail this proxy statement and the accompanying proxy card on or about March 26, 2010 to all stockholders entitled to vote at our Annual Meeting.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is November 25, 2010. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no earlier than January 10, 2011 and no later than February 9, 2011, as currently scheduled. However, in the event that the date of the annual meeting of stockholders is advanced to a date that is more than 30 days prior to or delayed to a date that is more than 30 days after May 11, 2011, then notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the date of our 2011 annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. Stockholders wishing to submit any such proposal are also advised to review Rule 14a-8 under the Exchange Act and our Bylaws, which contain additional requirements, including advance notice procedures and other requirements, concerning stockholder proposals and director nominations. The chairperson of our annual meeting has the sole authority to determine whether any nomination or other business has been properly brought before the meeting in accordance with our Bylaws and to declare that any such nomination or other business not properly brought before our annual meeting shall not be transacted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on the record date, March 15, 2010, will be entitled to notice of and to vote at the Annual Meeting. Each stockholder of record on the record date will be entitled to one vote for each share of common stock held as of the record date on all matters to be voted upon at the Annual Meeting. At the close of business on March 15, 2010, we had outstanding and entitled to vote 902,033,996 shares of common stock.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. The inspector of elections appointed for the meeting will tabulate all votes, and will separately tabulate “for” and “withheld” votes, negative votes, abstentions and broker non-votes. Abstentions and “withheld” votes will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a particular proposal has been approved.

Voting in Person or by Mail

Stockholder of Record: Shares Registered in Your Name

Stockholders of record may vote in person at the Annual Meeting or vote by proxy using a proxy card that they may request. Whether or not a stockholder plans to attend the meeting, the stockholder should vote by proxy to ensure his or her vote is counted. A stockholder may still attend the meeting and vote in person if he or she has already voted by proxy. To vote in person, a stockholder may come to the Annual Meeting and we will provide the stockholder with a ballot when he or she arrives. To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided to you. If a stockholder returns a signed proxy card to us before the Annual Meeting, we will vote the stockholder’s shares as he or she directs.

For Shares Registered in the Name of a Bank, Broker or Other Nominee

Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for granting proxies from their banks, brokers or other nominees, rather than our proxy card. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution.

Voting Via the Internet or by Telephone

Stockholders may also vote their shares using the Internet or telephone. The law of the State of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies so long as each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting shares via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvoting.com/gild to vote their shares by means of the Internet. They will be required to provide the control number contained on the Notice. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling (866) 540-5760 and following the recorded instructions.

For Shares Registered in the Name of a Bank, Broker or Other Nominee

Most stockholders who hold their stock through a bank, broker or other nominee receive instructions for granting proxies from their bank, broker or other nominee, rather than from us. A number of brokers and banks are participating in a program that offers the ability to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a participating broker or bank, you may vote on the Internet by accessing http://www.proxyvote.com. You will be required to provide the control number printed on your Notice. Street name holders using a touch-tone telephone may vote their shares by calling (800) 454-8683 and following the recorded instructions.

General Information for All Shares Voted Via the Internet or by Telephone

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on May 10, 2010. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before the shares are voted. A stockholder of record may revoke its proxy by filing with our Corporate Secretary at our principal executive office, 333 Lakeside Drive, Foster City, California 94404, a written notice of revocation, or it may be revoked by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. A stockholder who holds its stock through a bank, broker or other nominee may revoke its proxy or submit new voting instructions by contacting the bank, broker or other nominee. Stockholders may also vote in person at the Annual Meeting. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

There are thirteen nominees for the thirteen Board positions presently authorized. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Directors are elected by a majority of the votes cast (number of shares voted “For” a director must exceed the number of votes “Withheld” from that director) with respect to the election of each director at the Annual Meeting. Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead. Each nominee other than Mr. Lofton, who joined our Board in July 2009, and Mr. Wold-Olsen, who joined our Board in January 2010, was previously elected by the stockholders at the 2009 annual meeting of stockholders. Mr. Lofton was recommended for election to our Board by a third party search firm. Mr. Wold-Olsen, who previously served on Gilead’s Health Policy Advisory Board, was recommended for election to our Board by one of our non-employee Board members.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the thirteen nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose. Each person nominated for election has agreed to serve if elected and our Board and management have no reason to believe that any nominee will be unable to serve.

Our Nominating and Corporate Governance Committee recommended each of the nominees listed below to our Board for nomination. Each member of our Nominating and Corporate Governance Committee meets the definition of “independent director” as defined in Rule 4200 of The NASDAQ Stock Market (“NASDAQ”) Marketplace Rules, as determined affirmatively by our Board.

Majority Vote Standard for Election of Directors

As part of our continuing efforts to enhance corporate governance procedures, in December 2006, our Board approved an amendment to our Bylaws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes “withheld” from that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting, in which a quorum is present, and entitled to vote on the election of directors. Under our Board Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Corporate Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board whether to accept or reject the resignation or whether other action should be taken. Our Board will act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale for such decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting, under Delaware law, that nominee will not become a director.

Our Board has adopted certain corporate governance principles to promote the functioning of the Board and its committees, to promote the interests of stockholders and to set forth a common set of expectations as to how the Board, its various committees and individual directors should perform their functions. Our Board Guidelines are available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

THE BOARD RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

Nominees

The names of the nominees in alphabetical order and certain information about them as of March 26, 2010, are set forth below:

Paul Berg, age 83, joined our Board in April 1998. He served as Professor and Chairman of the Department of Biochemistry at Stanford University School of Medicine and was, until 2000, Director of the Beckman Center for Molecular and Genetic Medicine at the Stanford University School of Medicine. He is also a director and scientific advisor to Affymetrix Inc. He is a member of the U.S. National Academy of Sciences and was awarded the Nobel Prize in 1980 for his fundamental studies of the biochemistry of nucleic acids and the National Medal of Science in 1983.

John F. Cogan, age 62, joined our Board in July 2005. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and healthcare. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a director of Venture Lending and Leasing Funds II and IV, Inc. and the Charles Schwab Family of Funds. He previously served as a director of Monaco Coach Corporation.

Etienne F. Davignon, age 77, joined our Board in September 1990. He is currently Vice Chairman of Suez-Tractebel, a utility holding company and one of the world’s top independent power producers, where he has served since 2003. He previously served as Chairman of Société Générale de Belgique, a diversified financial and industrial company. Mr. Davignon served as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies. Mr. Davignon is also Chairman of Recticel, CMB and SN Air Holding and a director of Sofina. He previously served as a director of Accor.

James M. Denny, age 77, joined our Board in 1996 and has served as the lead independent director of our Board since May 2008. He served as Chairman of our Board from 2001 to May 2008. Previously, he served as the Chief Financial Officer and subsequently Vice Chairman of Sears, Roebuck & Co., then a retailing and financial services conglomerate, with oversight responsibility for many of the company’s operations and staff functions. He previously served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., Chairman of Pearle Health Services, Inc., Senior Advisor at William Blair Capital Partners, Treasurer at the Firestone Tire & Rubber Co., and associate counsel at Dewey Ballantine Bushly, Palmer and Wood in New York and Paris. Mr. Denny is currently a member of the advisory boards for several privately-held fund management companies. He is a past Chairman of Northwestern Memorial Hospital and the Northwestern Memorial Foundation and has held directorships at Astra AB, ChoicePoint, Inc., GATX Corporation, The Principal Financial Group, The Allstate Corporation, and General Instruments, Inc.

Carla A. Hills, age 76, joined our Board in January 2007. Since 1993, she has served as the Chair and Chief Executive Officer of Hills & Company, a firm providing advice to U.S. businesses on investment, trade and risk assessment issues outside the United States. Mrs. Hills served as U.S. Trade Representative from 1989 to 1993, and was principal advisor on international trade to President George H. W. Bush. Under President Gerald R. Ford, she served as Secretary of Housing and Urban Development. Mrs. Hills is a director of TCW Group, Inc. and serves on the international advisory boards of J.P. Morgan Chase, Rolls Royce and the Coca-Cola Company. Mrs. Hills previously served as a director of American International Group, Inc., Chevron Corporation and Time Warner, Inc. She is also Chair of the Inter-American Dialogue and the National Committee on U.S.-China Relations, Co-Chair of the Council on Foreign Relations and the International Advisory Board of the Center for Strategic and International Studies, a member of the Executive Committee of the Peterson Institute for

International Economics and the Trilateral Commission and a member of the board of the International Crisis Group.

Kevin E. Lofton, age 55, joined our Board in July 2009. He is currently the President and Chief Executive Officer of Catholic Health Initiatives, a Denver-based healthcare system operating the full continuum of services from hospitals to home health agencies throughout the nation. He previously served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital in Washington, D.C. In 2007, Mr. Lofton served as Chairman of the Board of the American Hospital Association, the nation’s largest hospital trade association. Mr. Lofton also serves on the Board of Directors of the Morehouse School of Medicine, Atlanta, and the Georgia State University J. Mack Robinson College of Business, also in Atlanta.

John W. Madigan, age 72, joined our Board in December 2005. He is the retired Chairman and Chief Executive Officer of Tribune Company, a media company, operating businesses in broadcasting, publishing and on the Internet. He is also a director and former Chairman of the Robert R. McCormick Foundation and a director of Boise Cascade Holdings, L.L.C. Mr. Madigan is a former director of Morgan Stanley, a former member of the Defense Business Board of the Department of Defense, an advisor to Madison Dearborn Partners and a director and former Chairman of The Chicago Counsel on Global Affairs. He also serves as a trustee of Northwestern University, Rush University Medical Center and the Paley Center for Media in New York. Mr. Madigan is a member of the Council on Foreign Relations in New York, a member and former Chairman of The Commercial Club of Chicago and a director of the Renaissance School Funds.

John C. Martin, age 58, was appointed as Chairman of our Board in May 2008 and has served as our Chief Executive Officer and a member of our Board since April 1996. Prior to joining us in 1990, Dr. Martin held several leadership positions in the antiviral chemistry division at Bristol-Myers Squibb Company and Syntex Corporation. He currently serves as Chairman of the Board of the California Healthcare Institute and is a director of Gen-Prob Incorporated. Dr. Martin also serves on the external scientific advisory board of the University of California School of Global Health. From 2006 to 2009, he was a member of the Presidential Advisory Council on HIV/AIDS. He served as President of the International Society for Antiviral Research from 1998 to 2008. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Gordon E. Moore, age 81, joined our Board in January 1996, and served as a member of our Business Advisory Board from July 1991 until January 1996. Dr. Moore retired from Intel Corporation, the world’s largest semiconductor chip maker, where he was a co-founder and previously served as Chairman, President and Chief Executive Officer. Dr. Moore is a former Chairman and now Life Trustee of the California Institute of Technology, a member of the National Academy of Engineering and a Fellow of the Royal Society of Engineering (UK). Among his awards, he received the National Medal of Technology and the Presidential Medal of Freedom.

Nicholas G. Moore, age 68, joined our Board in March 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is the lead independent director of Network Appliance Inc. and a director of Bechtel Group, Inc., Wells Fargo & Company and two venture capital-backed, technology companies. He previously served as a director of Brocade Communication Systems, Inc. and Hudson Highland Group, Inc. He also has served as Chairman of the Board of Trustees of St. Mary’s College of California. Mr. Moore is an inactive member of the American Institute of Certified Public Accountants, the California Bar Association and the California and New York Society of Certified Public Accountants.

Richard J. Whitley, age 64, joined our Board in July 2008. He also serves as the Distinguished Professor, Loeb Scholar Chair in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice Chair, Department of

Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Director, Center for Emerging Infections and Emergency Preparedness (CEIEP) for the University of Alabama at Birmingham. Dr. Whitley has held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, is a past President of the International Society of Antiviral Research, chairs the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is President of the Board of the Infectious Disease Society of America.

Gayle E. Wilson, age 67, joined our Board in October 2001. Mrs. Wilson served as California’s First Lady from 1991 to 1999. She is Chair of the Ralph M. Parsons Foundation, a non-profit organization that provides higher education, social impact, civic, cultural and health issues. She is also the Chair of the Advisory Board of the California State Summer School for Math and Science, a member of the board of trustees of the California Institute of Technology, as well a member of the board of the Society for Science and the Public and the Sanford Burnham Institute for Medical Research.

Per Wold-Olsen, age 62, joined our Board in January 2010, after serving as the Chair of our Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of Lundbeck A/S and GN Store Nord A/S and serves as a director of Exiqon A/S. Mr. Wold-Olsen is a member of the Board of the Medicines for Malaria Venture (MMV), a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria.

There is no family relationship between Dr. Gordon Moore and Mr. Nicholas Moore, or between any of our other directors.

Director Emeritus

In January 2006, our Board appointed Dr. George P. Shultz, one of our former directors, to serve as Director Emeritus. As an advisor to our Board, Dr. Shultz may attend Board meetings, including meetings of the Audit Committee and the Nominating and Corporate Governance Committee, the committees on which he served prior to his retirement, in a non-voting capacity.

Dr. Shultz served on our Board from January 1996 to January 2006. Dr. Shultz currently serves as Distinguished Fellow at the Hoover Institution and as a director of Fremont Group and Accretive Health. Dr. Shultz served as U.S. Secretary of State from 1982 to 1989 and earlier served as Secretary of Labor, Director of the Office of Management and Budget and Secretary of the Treasury. Previously, he served as Dean of the Graduate School of Business at the University of Chicago and as President of Bechtel Group, Inc. In 1989, Dr. Shultz was awarded the Presidential Medal of Freedom.

Qualifications of Nominees

Our Nominating and Corporate Governance Committee has evaluated and recommended each of the thirteen directors currently standing for election at the Annual Meeting.

The following table summarizes highlights the specific experience, qualifications, attributes or skills of the director nominees that led our Nominating and Corporate Governance Committee to conclude that the nominee should serve as a director of Gilead:

Nominees	Relevant Experience and Qualifications

Paul Berg	Significant scientific experience, including previously serving as Professor and Chairman of the Department of Biochemistry and Director of the Beckman Center for Molecular and Genetic Medicine at the Stanford University School of Medicine and receiving the Nobel Prize for his fundamental studies of the biochemistry of nucleic acids. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 1998.

John F. Cogan	Significant experience in economic healthcare policy, including serving as the Leonard and Shirley Ely Senior Fellow at the Hoover Institution, Stanford University, where his research is focused on U.S. budget and fiscal policy, social security and healthcare. Significant policy-making and government experience, including previously serving as Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget.

Etienne F. Davignon	Significant leadership and business experience, including serving as Vice Chairman of Suez-Tractebel and previously serving as Chairman of Société Générale de Belgique. International background and significant policy-making and government experience, including previously serving as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 1990.

James M. Denny	Significant leadership, business and financial experience, including previously serving as Chief Financial Officer and Vice Chair at Sears, Roebuck & Co., Executive Vice President and Chief Financial and Planning Officer at G.D. Searle & Co., Chairman of Pearle Health Services, Inc. and a member of the board of Astra AB. Breadth of knowledge about Gilead’s business given service on Gilead’s Board since 1996, including service as Chairman of the Board from 2001 until 2008 and current service as the lead independent director.

Carla A. Hills	Significant international trade policy and business experience, including serving as the Chair and Chief Executive Officer of Hills & Company, International Consultants, a firm providing counsel to U.S. businesses on investment, trade and risk assessment issues abroad. Significant policy-making experience and government service, including previously serving as U.S. Trade Representative and the principal advisor on international trade to President George H. W. Bush.

Kevin E. Lofton	Significant leadership experience, including serving as the President and Chief executive officer of Catholic Health Initiatives, a healthcare system operating the full continuum of services from hospitals to home health agencies across the United States. Expertise and knowledge in hospital administration and patient care. Demonstrated commitment to ensuring that patients have access to medical services.

John W. Madigan	Significant leadership experience and broad knowledge of business, including previously serving as the Chairman and Chief Executive Officer of Tribune Company, a media industry leader with operations in major markets throughout the United States. Significant financial expertise, including experience as an investment banker with Salomon Brothers and Paine, Webber, Jackson & Curtis and Arthur Andersen & Co.

Nominees	Relevant Experience and Qualifications

John C. Martin	Significant leadership and business experience, including serving as Gilead’s Chief Executive Officer and Chairman since May 2008 and previously serving as President and Chief Executive Officer from 1996 through May 2008. Significant scientific experience, as he holds a Ph.D. in organic chemistry and previously served as a member of the Presidential Advisory Council on HIV/AIDS from 2006-2009. Breadth of knowledge about Gilead’s business as a result of employment at Gilead since 1990 in numerous leadership positions.

Gordon E. Moore	Significant leadership and business experience, including co-founding Intel Corporation where he served as Chairman, President and Chief Executive Officer. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Business Advisory Board from 1991 to 1996 and service on Gilead’s Board since 1996.

Nicholas G. Moore	Significant leadership and business experience across a range of industries, including previously serving as Chairman of PricewaterhouseCoopers and serving as a director of Bechtel Group, Inc., Network Appliance, Wells Fargo, Inc. and two venture capital-backed technology companies. Significant financial expertise as he is an inactive member of the American Institute of CPAs and the New York Society of CPAs.

Richard J. Whitley	Significant medical expertise, including serving as the Distinguished Professor, Loeb Scholar Chair in Pediatrics at the University of Alabama at Birmingham. Significant health policy experience, including chairing the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention, serving as the President of the Board of the Infectious Disease Society of America, previously holding responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group and serving as a past President of the International Society of Antiviral Research. Extensive experience in the field of antiviral medicine. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Scientific Advisory Board from 2003 to 2008.

Gayle E. Wilson	Significant experience in education, public policy and science and technology, including previously serving as the California’s First Lady from 1991 to 1999, currently serving as a member of the Board of Trustees of the California Institute of Technology, chairing the Advisory Board of the California State Summer School for Math and Science (COSMOS) and serving on the board of the Society for Science and the Public and the Sanford Burnham Institute for Medical Research. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 2001.

Per Wold-Olsen	Significant leadership and international business experience at Merck & Co., Inc., including previously serving as President of the Human Health Intercontinental Division. Breadth of knowledge about Gilead’s business as a result of service as Chair of Gilead’s Health Policy Advisory Board from 2007 to 2009.

Board Committees and Meetings

Independence of the Board of Directors

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors must qualify as “independent” as affirmatively determined by our Board. After review of all relevant transactions and relationships between each director, and his or her family members, and us, our senior management and independent registered public accounting firm, our Board has determined that ten of our thirteen nominees for director are independent directors as defined in Rule 4200 of the NASDAQ Marketplace Rules. Dr. Martin, our Chairman and Chief Executive Officer, Dr. Whitley and Mr. Wold-Olsen are not independent directors within the meaning of the NASDAQ Marketplace Rules.

Board Leadership Structure

Dr. Martin, our Chief Executive Officer, has served as Chairman of the Board since May 2008. Our Board Guidelines provide that the independent directors will designate a lead independent director when the positions of Chairman and Chief Executive Officer are held by the same person. Mr. Denny has served as the lead independent director since May 2008.

The lead independent director has specifically enumerated duties and responsibilities, which include:

•	advising and consulting with the Chairman regarding the information, agendas and schedules of Board and Board Committee meetings;

•	advising the Chairman as to the quality, quantity and timeliness of the information submitted by management to the independent directors;

•	recommending to the Board and the Board Committees the retention of advisers and consultants to report directly to the Board;

•	calling meetings of the independent directors, as appropriate, and serving as chairman of such meetings;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	ensuring that independent directors have adequate opportunities to meet and discuss issues in sessions of the independent directors without management being present;

•	communicating to management, as appropriate, the results of private discussions among independent directors;

•	chairing the meetings of the Board when the Chairman is not present; and

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group.

The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman. We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. As lead independent director, Mr. Denny regularly attends meetings of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee in a non-voting capacity. In addition, Mr. Denny conducts an annual self-assessment of the Board and committees of the Board to evaluate their effectiveness. Further, we believe there is a benefit to having Dr. Martin serve as both Chairman and Chief Executive Officer. As the individual with primary responsibility for managing our day-to-day operations, he is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to our Board or Audit Committee’s attention.

Our Audit Committee, comprised solely of independent directors, is responsible for assessing the risks associated with Gilead’s business. At one or more regular meetings of the Audit Committee, our Audit Committee reviews risks associated with our financial and accounting systems, accounting policies, investment strategies, regulatory compliance and other matters that have significant elements of risk associated with them. In addition, our Audit Committee regularly meets in executive session and in private sessions with Gilead’s independent registered public accounting firm, internal audit and the Chief Financial Officer to discuss, among other things, risks to Gilead’s business. Further, as discussed in more detail under “Executive Compensation – Risk Assessment of Compensation Programs” under the beginning on page 51, our Compensation Committee evaluates Gilead’s compensation policies and practices for its employees to help ensure that these polices and practices do not incentive employees to take risks that are reasonably likely to have a material adverse effect on Gilead. We do not believe our Board’s leadership structure adversely affects the Board’s ability to evaluate and manage risk.

The Lead Independent Director Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Executive Sessions

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only they are present. Mr. Denny, our lead independent director, presides over these executive sessions. Additionally, executive sessions may be convened by the lead independent director at his discretion and will be convened if requested by any other independent director.

Meetings of our Board of Directors; Attendance at Annual Meetings

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Committee. All directors attended at least 75% of the aggregate of all meetings of our Board and of the committees on which they served during the year ended December 31, 2009. Current committee membership and the number of meetings of our full Board and committees held in 2009 are shown in the table below:

	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Committee
Paul Berg	Member			Member	Chair
John F. Cogan	Member	Member			Member
Etienne F. Davignon	Member			Member
James M. Denny	Lead Independent Director	*	*	*	*
Carla A. Hills	Member			Member
Kevin E. Lofton	Member		Member
John W. Madigan	Member	Member	Member
John C. Martin	Chair
Gordon E. Moore	Member		Chair
Nicholas G. Moore	Member	Chair	Member
Richard J. Whitley	Member				Member
Gayle E. Wilson	Member			Chair	Member
Per Wold-Olsen	Member				Member
Number of 2009 Meetings	6	9	4	7	3

*	Ex-officio, non-voting participant

Our Board expects our directors to attend our annual meetings of our stockholders. All of the then-current Board members attended our 2009 annual meeting of stockholders.

Committees of our Board of Directors

Audit Committee

Our Board has determined that all members of our Audit Committee are “independent directors” as defined in Rule 4200 of the NASDAQ Marketplace Rules. Our Board has determined that Mr. Nicholas Moore and Mr. Madigan are “audit committee financial experts,” as defined in applicable SEC rules and applicable listing standards.

Our Audit Committee oversees, on behalf of our Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, our Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance, independence and qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention and compensation of the independent registered public accounting firm to perform any proposed audit and proposed permissible non-audit services;

•	reviews and approves, in advance, all related party transactions;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by SEC and NASDAQ rules;

•	reviews with the independent registered public accounting firm the scope, adequacy and effectiveness of, and compliance with, our accounting and financial controls and systems of internal controls;

•	reviews the financial statements to be included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of their review of our quarterly financial statements.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters under the Complaint and Non-Retaliation Policy, which procedures are summarized on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

On May 5, 2009, our Board amended the written charter for our Audit Committee. The Audit Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Compensation Committee

Our Board has determined that all members of our Compensation Committee are independent directors as defined in Rule 4200 of the NASDAQ Marketplace Rules. The members of our Compensation Committee are “outside directors” as determined under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. These duties include:

•	setting the compensation philosophy for executive officers, including the compensation objectives, target pay levels and the peer group for executive compensation and performance benchmarking;

•	evaluating the performance of Dr. Martin, our Chief Executive Officer, and reviewing and approving his compensation, subject to ratification by the independent directors of the Board, each year;

•	reviewing and approving the compensation arrangements for our other executive officers;

•

overseeing the administration of our compensation plans, including our 2004 Equity Incentive Plan, Employee Stock Purchase Plan, corporate bonus plan, deferred compensation program and our Internal Revenue Code Section 162(m) Executive Bonus Plan;

•	establishing the stock ownership guidelines applicable to executive officers; and

•	reviewing and discussing the Compensation Discussion and Analysis beginning on page 30.

Our Compensation Committee operates pursuant to a charter that outlines its specific authority, duties and responsibilities. On May 5, 2009, our Board amended the charter, which is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Our Compensation Committee has the authority to engage the services of its own outside advisors to assist it in determining the compensation of our executive officers. Our Compensation Committee has retained Frederic W. Cook & Co. (“FWC”) as its independent compensation consultant. FWC’s role in the compensation process for the 2009 fiscal year included advice and recommendations on the following matters:

•	the executive compensation philosophy, program structure and selection of peer companies;

•	the compensation arrangement for Dr. Martin;

•	the compensation analyses and recommendations developed by management for the other executive officers; and

•	the compensation arrangements for our non-employee Board members.

FWC provides consulting services solely to our Compensation Committee and does not receive professional fees from us for any other services.

Nominating and Corporate Governance Committee

Our Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors as defined in Rule 4200 of the NASDAQ Marketplace Rules.

Our Nominating and Corporate Governance Committee performs several functions. Among other things, our Nominating and Corporate Governance Committee:

•	identifies, evaluates and nominates directors for consideration by our full Board;

•	establishes criteria for Board and committee membership; and

•	reviews and recommends changes to our corporate governance policies and procedures.

In identifying potential director nominees, the Nominating and Corporate Governance Committee considers Board candidates through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. During 2008, we engaged Spencer Stuart, a global search firm, to assist the Nominating and Corporate Governance Committee in identifying and soliciting potential candidates to join our Board. Our Nominating and Corporate Governance Committee reviews all candidates in the same manner regardless of the source of the recommendation.

In evaluating candidates for membership on the Board, our Nominating and Corporate Governance Committee considers the candidate’s relevant experience, the number and nature of other board memberships held and possible conflicts of interest. In addition, our Nominating and Corporate Governance Committee will consider whether the candidate assists in achieving a mix of members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience. Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria.

Our Nominating and Corporate Governance Committees will also consider all factors it considers appropriate to meeting the needs of the Board at that particular time. According to the Board membership criteria established by our Nominating and Corporate Governance Committee, candidates nominated for election or reelection to the Board should possess the following qualifications:

•	highest standards of personal and professional integrity;

•	ability and judgment to serve the long-term interest of our stockholders;

•	experience and expertise relevant to our business and which will contribute to the overall effectiveness and diversity of the Board;

•	broad business and social perspective;

•	ability to communicate openly with other directors, to meaningfully and civilly participate in the Board’s decision making process;

•

commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about Gilead’s business, and willingness to devote appropriate time and effort to fulfilling the duties and responsibilities of a Board member;

•	independence from any particular constituency; and

•	ability and willingness to objectively appraise the performance of management.

It is the policy of our Nominating and Corporate Governance Committee to consider properly submitted stockholder recommendations of new director candidates. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and all other information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of shares beneficially owned. The recommendation should be sent to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The recommendation must be delivered to the Corporate Secretary prior to the applicable deadline described under “Stockholder Proposals” above.

The Nominating and Corporate Governance Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Scientific Committee

Our Scientific Committee was formed in January 2004 to advise our Board regarding our research strategies, the scientific merit of technology or products involved in licensing and acquisition opportunities and emerging science and technology issues. The charter of our Scientific Committee is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Stockholder Communications with our Board of Directors

Stockholders may communicate with our Board by sending a letter to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. Our Corporate Secretary reviews all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not:

•	related to our business;

•	within the scope of our responsibility;

•	credible; or

•	material or potentially material.

If deemed an appropriate communication, the Corporate Secretary will submit a stockholder communication to our lead independent director.

Code of Ethics

Our written Code of Ethics applies to all of our directors and employees, including our executive officers. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under

“Corporate Governance.” Changes to or waivers of the Code of Ethics will be disclosed on the same website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Ethics by disclosing such information on the same website.

Executive Officers

The names of our executive officers who are not also directors of Gilead and certain information about each of them as of March 26, 2010 are set forth below.

Gregg H. Alton, age 44, is our Executive Vice President, Corporate and Medical Affairs. Mr. Alton joined us in 1999, and served as General Counsel from 2000 to 2009. In his current role, Mr. Alton is responsible for legal affairs, government affairs, medical affairs, public affairs and international access activities. Prior to joining us, Mr. Alton was an attorney at the law firm of Cooley Godward Kronish LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the board and treasurer of the AIDS Healthcare Foundation, a member of the board of Oculus Innovative Sciences, Inc. and a member of the board of BayBio, a San Francisco Bay Area life sciences industry organization. He received his B.A. in Legal Studies from the University of California at Berkeley and his J.D. from Stanford University.

Norbert W. Bischofberger, age 54, is our Executive Vice President, Research and Development and Chief Scientific Officer. Dr. Bischofberger joined us in 1990 has served as Executive Vice President, Research and Development since 2000 and Chief Scientific Officer since 2007. Prior to joining us, Dr. Bischofberger was a senior scientist in Genentech, Inc.’s DNA Synthesis group from 1986 to 1990. He received his B.S. in Chemistry at the University of Innsbruck in Austria and his Ph.D. in Organic Chemistry at the Eidgennossische Technische Hochschule (ETH) in Zurich, Switzerland and performed postdoctoral work at Harvard University.

Kristen M. Metza, age 50, is our Senior Vice President, Human Resources. Ms. Metza joined us as Vice President, Human Resources in 2006 and was promoted to her current role in July 2007. Prior to joining us, Ms. Metza was Senior Vice President of Human Resources for Abgenix and Vice President of Human Resources for Applied Biosystems and Quantum Corporation. Ms. Metza received a B.A. in history and business administration, and completed her graduate work in industrial relations and organizational psychology at the University of Minnesota, Carlson School of Management.

John F. Milligan, age 49, is our President and Chief Operating Officer. Dr. Milligan joined us in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for our collaboration with F. Hoffmann-La Roche Ltd on Tamiflu®. In 2002, Dr. Milligan was promoted to Chief Financial Officer. He was promoted to Chief Operating Officer in 2007 and President in 2008. Dr. Milligan received a Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Robin Washington, age 47, is our Senior Vice President and Chief Financial Officer. Ms. Washington joined us in 2008. Prior to joining us, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. She currently serves on the board of directors of MIPS Technologies, Inc. and the Children’s Discovery Museum of San Jose. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University.

Kevin Young, age 52, is our Executive Vice President, Commercial Operations. Mr. Young joined us in 2004 as Executive Vice President of Commercial Operations. Mr. Young has over 25 years of experience in the biopharmaceutical industry, holding positions previously at Amgen, Inc. and Zeneca Pharmaceuticals (formerly ICI Pharmaceuticals). During his 12 years at Amgen, Mr. Young held a number of positions in Europe and the United States, most recently as Head of the U.S. Inflammation Business Unit, leading the re-launch of Enbrel® following the acquisition of Immunex Corporation. He is a member of the board of Interplast, the first international humanitarian organization to provide free reconstructive plastic surgery in developing countries. Mr. Young has undergraduate and graduate degrees in sports science and exercise from Liverpool John Moores University and Nottingham University in England and has completed the Executive Program at the University of Michigan.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP during the fiscal year ended December 31, 2009 was compatible with maintaining their independence. Ernst & Young LLP has audited our financial statements since our inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders and us.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of shares present in person or represented by proxy and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the years ended December 31, 2009 and 2008 for the professional services described below are as follows:

	2009	2008
Audit Fees(1)	$4,600,000	$4,278,000
Audit-Related Fees(2)	17,000	29,000
Tax Fees(3)	1,125,000	1,110,000
All Other Fees(4)	2,000	2,000

Total	$5,744,000	$5,419,000

(1)

Represents fees incurred for the integrated audit of our consolidated financial statements and of our internal control over financial reporting and review of the interim condensed consolidated financial statements, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other statutory or regulatory filings or engagements. During 2009, these fees also included accounting consultation services related to our acquisition of CV Therapeutics, Inc. During 2008, these fees also included services related to the accelerated share repurchase transactions that we completed in 2008.

(2)

Represents fees incurred for assurance and related services that are traditionally performed by Ernst & Young LLP, are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” During both 2009 and 2008, audit-related fees consisted of fees incurred primarily in connection with specified procedures performed by Ernst & Young LLP in relation to user-defined reports.

(3)	Represents fees primarily incurred in connection with domestic and international tax compliance.

(4)	For both 2009 and 2008, fees for other professional services were related to accessing Ernst & Young LLP’s online research database.

All of the services described above were pre-approved by our Audit Committee.

Pre-Approval Policy and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissable non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm, and the policy prohibits the engagement of the independent registered public accounting firm for certain specified services. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. The policy also permits engagement of the independent registered public accounting firm for other services approved by our Audit Committee if there is a persuasive business reason for using the independent registered public accounting firm over other providers. The policy provides that as a general rule of thumb, the fees for these other services should be below 25% of total audit fees. Pre-approval may be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated by our Audit Committee to a member of the Audit Committee. Our Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by the independent registered public accounting firm in the future.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

STOCKHOLDER PROPOSAL REQUESTING THE BOARD TO TAKE STEPS TO ADOPT MAJORITY VOTING STANDARDS IN GILEAD’S CERTIFICATE OF INCORPORATION AND BY-LAWS

John Chevedden has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden held at least 75 shares of our common stock as of November 14, 2009, and for one year prior to this date. If properly presented at the Annual Meeting, the Board unanimously recommends a vote AGAINST the following proposal. The affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. The resolution being submitted by Mr. Chevedden to the stockholders for approval is as follows:

3 – Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws. This includes the 67% supermajority provisions in our charter and bylaws.

Stockholder Supporting Statement

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes.

This proposal topic won from 74% to 88% support at the following companies in 2009: Weyerhaeuser (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), FirstEnergy (FE), McGraw-Hill (MHP) and Macy’s (M). The proponents of these proposals included Nick Rossi, William Steiner, James McRitchie and Ray T. Chevedden.

The merits of this Simple Majority Vote proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “Moderate Concern” for executive pay. Our CEO John Martin received $28 million of value realized on the exercise of options in 2008. This large option award raised concern over the link between executive pay and company performance given that small increases in our company’s share price (which can be completely unrelated to management performance) can result in lucrative financial awards. There can even be awards of executive performance shares for company performance in the bottom 39th percentile.

Four of our directors had 13 to 19 years long-tenure – independence concern. Our board was the only significant directorship for eight of our directors. This could indicate a significant lack of current transferable director experience for the majority of our directors. Plus these directors were assigned to 8 of the 10 seats on our most important board committees. Six directors were age 71 to 80 – succession-planning concern.

Carla Anderson Hills, assigned to our nomination committee, was designated a “Flagged (Problem) Director” by The Corporate Library due to significant loss of shareholder value at Time Warner, Lucent Technologies and American International Group (AIG) during her director tenure.

We also had no shareholder right to call a special shareholder meeting, act by written consent, cumulative voting or an independent board chairman. Shareholder proposals to address these topics have received majority votes at other companies and would be excellent topics for our next annual meeting.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Adopt Simple Majority Vote – Yes on 3.

Position of Gilead’s Board of Directors

Gilead’s Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board has considered this proposal and believes it is not in the best interests of Gilead or its stockholders.

Mr. Chevedden has proposed that the stockholders approve a resolution requesting that the Board take steps to amend Gilead’s certificate of incorporation and bylaws (charter documents) so that all matters submitted to stockholders for approval require only the vote of a majority of shares actually voted at a stockholder meeting (as opposed to a majority or supermajority of all outstanding shares) in order to be approved. He refers to this as a “simple majority vote.”

Delaware law requires the vote of at least a majority of the outstanding stock to approve certain corporate actions, such as removing a director without cause and amending the certificate of incorporation. Therefore, adopting the simple majority voting provisions as proposed would violate Delaware law. We have received a written legal opinion from a prominent independent Delaware law firm that, with respect to the removal of directors and the amendment of the certificate of incorporation, the proposal would violate Delaware law.

As permitted by Delaware law, Gilead’s certificate of incorporation and bylaws provide that the vote of holders of at least 66 2/3% of Gilead’s outstanding stock must approve the removal of directors without cause and amendments to the certificate of incorporation or bylaws. The Board believes these limited supermajority voting requirements safeguard the long-term interests of our stockholders and provide protection for all stockholders against the self-interest of one or a few large stockholders. The Board takes seriously its fiduciary duty to act in a manner that it believes to be in the best interest of Gilead and all of its stockholders. Stockholders, on the other hand, do not have a fiduciary duty to other stockholders. As a result, a single stockholder or group of stockholders acting in concert may act in their own self-interests to the detriment of other stockholders. For example, if the simple majority voting standard were adopted as proposed, and only 50.1% of the shares outstanding are voted at a stockholders’ meeting, holders of just 25.1% of our outstanding stock could approve corporate changes that could negatively impact the interests of our stockholders. The supermajority voting provisions help ensure that directors are not removed and charter documents are not amended without the approval of a substantial majority of our outstanding stock.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 3.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Common Shares Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)
Equity compensation plans approved by security holders(3):
2004 Equity Incentive Plan	48,919,487	$34.1276	56,075,208
1991 Stock Option Plan(4)	17,925,541	$11.3333	—
1995 Non-Employee Director’s Stock Option Plan(4)	435,100	$7.8922	—
Employee Stock Purchase Plan(5)	—	—	7,677,896
All plans approved by security holders	67,280,128	$27.8800	63,753,104
Equity compensation plans not approved by security holders	—	—	—

Total:	67,280,128	$27.8800	63,753,104

(1)	Does not take into account 519,912 phantom shares, restricted stock awards, restricted stock units and performance share units granted to directors and officers under our 2004 Equity Incentive Plan.
(2)	Includes approximately 7.7 million shares reserved for issuance under our Employee Stock Purchase Plan.
(3)

Does not include 1,912,900 shares of common stock issuable upon exercise of assumed options under the Triangle Pharmaceuticals 1996 Incentive Stock Plan, Corus Pharma, Inc. 2001 Stock Plan, Myogen, Inc. 2003 Equity Incentive Plan, CV Therapeutics, Inc. 1994 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan and CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan in connection with acquisitions. Such options have a weighted-average exercise price of $35.2336.

(4)	We no longer grant equity awards under this plan although stock options remain outstanding under such plan.
(5)

Under our Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2010 by: (1) each beneficial owner of more than five percent of our common stock; (2) each director and nominee for director; (3) each of the individuals named in the Summary Compensation Table on page 53; and (4) all of our current executive officers and directors as a group.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Total
Blackrock Inc.	49,089,122	(2)	5.4%
Paul Berg	431,795	(3)	*
Norbert W. Bischofberger	1,629,776	(4)	*
John F. Cogan	222,387	(5)	*
Etienne F. Davignon	604,750		*
James M. Denny	492,900	(6)	*
Carla A. Hills	144,458	(7)	*
Louis G. Lange	—	(8)	*
Kevin E. Lofton	6,701	(9)	*
John W. Madigan	220,374	(10)	*
John C. Martin	9,038,702	(11)	*
John F. Milligan	2,203,414	(12)	*
Gordon E. Moore	1,900,879	(13)	*
Nicholas G. Moore	240,975	(14)	*
Robin L. Washington	54,742	(15)	*
Richard J. Whitley	25,196	(16)	*
Gayle E. Wilson	203,729	(17)	*
Per Wold-Olsen	—		*
Kevin Young	729,947	(18)	*
All current executive officers and directors as a group (19 persons)	19,109,779	(19)	2.1%

*	Less than one percent of the outstanding shares of our common stock.
(1)

This table is based upon information supplied by our directors and officers and a Schedule 13G filed with the SEC by Blackrock, Inc. (“Blackrock”). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 902,163,399 shares of common stock outstanding on February 28, 2010, adjusted as required by the rules promulgated by the SEC. Unless otherwise indicated, the address for each of the individuals and entities listed in this table is c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404.

(2)

Based on information set forth in a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock reporting sole power to vote or direct the vote over 49,089,122 shares and the sole power to dispose or to direct the disposition of 49,089,122 shares. The address of Blackrock is 40 East 52nd Street, New York, New York 10022.

(3)	Includes 1,045 phantom shares and 397,250 shares subject to stock options exercisable within 60 days of February 28, 2010.
(4)

Includes 581,300 shares subject to stock options exercisable within 60 days of February 28, 2010, 6,794 shares held in trust for which Dr. Bischofberger and Inger Bischofberger, his wife, are trustees and over which Dr. Bischofberger has shared voting and investment power and 3,200 shares held in accounts for Dr. Bischofberger’s minor children, for which he is the custodian having sole voting and investment power.

(5)	Includes 5,987 phantom shares and 216,400 shares subject to stock options exercisable within 60 days of February 28, 2010.
(6)	Includes 212,600 shares subject to stock options exercisable within 60 days of February 28, 2010.

(7)	Includes 1,066 phantom shares and 140,650 shares subject to stock options exercisable within 60 days of February 28, 2010.
(8)	Includes 134,831 shares subject to stock options exercisable within 60 days of February 28, 2010.
(9)	Includes 1,748 phantom shares and 4,953 shares subject to stock options exercisable within 60 days of February 28, 2010.
(10)	Includes 210,400 shares subject to stock options exercisable within 60 days of February 28, 2010 and 5,968 shares held indirectly.
(11)	Includes 7,441,984 shares subject to stock options exercisable within 60 days of February 28, 2010.
(12)	Includes 1,935,312 shares subject to stock options exercisable within 60 days of February 28, 2010.
(13)

Includes 630,400 shares subject to stock options exercisable within 60 days of February 28, 2010 and 571,839 shares held in trust for which Dr. Gordon Moore and Betty I. Moore, his wife, are trustees and over which Dr. Gordon Moore has shared voting and investment power.

(14)	Includes 6,325 phantom shares and 234,650 shares subject to stock options exercisable within 60 days of February 28, 2010.
(15)	Includes 47,500 shares subject to stock options exercisable within 60 days of February 28, 2010.
(16)	Includes 3,046 phantom shares 22,150 shares subject to stock options exercisable within 60 days of February 28, 2010.
(17)

Includes 6,580 phantom shares, 97,150 shares subject to stock options exercisable within 60 days of February 28, 2010 and 100,000 shares held in trust for which Mrs. Wilson and Peter Wilson, her husband, are trustees over and over which Mrs. Wilson has shared voting and investment power.

(18)	Includes 709,600 shares subject to stock options exercisable within 60 days of February 28, 2010.
(19)

Includes 25,795 phantom shares and an aggregate of 13,817,095 shares subject to stock options exercisable by directors and current executive officers within 60 days of February 28, 2010. See notes (3) through (18) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to provide to us copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2009, our executive officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than ten percent stockholders, except that Norbert Bischofberger filed a late Form 4 reporting eight transactions, and Louis G. Lange filed a late Form 4 reporting five transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Dr. Gordon Moore (Chairman), Mr. Kevin Lofton, Mr. John Madigan and Mr. Nicholas Moore. None of the members of our Compensation Committee during 2009 is currently or has been, at any time since our formation, one of our officers or employees. During 2009, no executive officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of our Compensation Committee during 2009 currently has or has had any relationship or transaction with a related person requiring disclosure pursuant to Item 404 of Regulation S-K.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis begins with an executive summary of our executive officer compensation program and then addresses the following topics:

•	our compensation philosophy and practices regarding executive officer compensation;

•	the components of our executive compensation program; and

•	our compensation decisions for the 2009 fiscal year and for the first quarter of the 2010 fiscal year.

For the 2009 fiscal year, our Named Executive Officers were as follows:

Named Executive Officer	Title
John C. Martin	Chairman and Chief Executive Officer
John F. Milligan	President and Chief Operating Officer
Kevin Young	Executive Vice President, Commercial Operations
Norbert W. Bischofberger	Executive Vice President, Research and Development and Chief Scientific Officer
Robin L. Washington	Senior Vice President and Chief Financial Officer
Louis G. Lange	Former Executive Vice President, Cardiovascular Therapeutics

The compensation paid to Dr. Lange for the 2009 fiscal year is discussed in a separate section of this Compensation Discussion and Analysis entitled “Employment Terms with Louis Lange” beginning on page 47. We believe a separate discussion of his compensation is warranted because the process by which we established his compensation was distinct and apart from the process by which we set the 2009 fiscal year compensation for our other executive officers. The compensation arrangement for the period Dr. Lange served as Executive Vice President, Cardiovascular Therapeutics was the result of an individual negotiation process we conducted in connection with our acquisition of CV Therapeutics, Inc. (“CV Therapeutics”) in April 2009 and was motivated primarily by our desire to retain his services through an important transition period following that acquisition. A separate compensation arrangement was negotiated with him later in 2009 when he transitioned to a part-time Senior Advisor role (a non-executive officer position). As a result, references in this Compensation Discussion and Analysis section to Named Executive Officers do not include Dr. Lange.

Executive Summary of 2009 Compensation Actions and Decisions

The core principle of our compensation philosophy for executive officers continues to be a strong pay-for-performance structure that ties a significant portion of each executive officer’s compensation to both company and individual performance. Company performance is measured in terms of financial and strategic non-financial goals that contribute to the creation of long-term shareholder value, and individual performance is measured in terms of objectives set for each position. At the same time, we maintain overall levels of compensation that we believe are fair, reasonable and responsible. For 2009, we believe we have effectively executed this philosophy through the following executive compensation program actions and decisions:

•

We target compensation opportunities at the 50th percentile of our peer group for both base salary and total compensation (defined as base salary plus annual target bonus plus the grant-date fair market value of regular annual equity awards). However, our program is flexible enough to allow our Compensation Committee to provide compensation above or below the 50th percentile in cases of exceptional company performance or as individual circumstances warrant, including special equity awards outside the regular annual grant process.

•

We structure a substantial portion (more than 85%) of the total compensation of our Named Executive Officers in the form of variable, performance-based cash and stock-based compensation. This structure ensures an appropriate balance between our long-term and short-term performance and a positive relationship between our operational performance and shareholder return.

•

To strengthen the relationship between our operational performance and shareholder return, we changed the mix of our regular target equity grant to the Named Executive Officers in 2009 to 50% stock options and 50% performance share awards. Prior to 2009, the mix was 75% stock options and 25% performance share awards.

•

In 2009, we adopted stock ownership guidelines whereby executive officers are expected to own shares of our common stock equal in value to a specified multiple of their base salary. The ownership multiples are five times base salary for the Chief Executive Officer, three times base salary for the President and two times base salary for the other Section 16 executive officers of our company.

•

In early 2010, we adopted a compensation recovery policy to mitigate compensation-related risk. This policy provides our Board with full discretionary authority to recoup, from any executive officer whose misconduct contributes to our obligation to file a restatement of our financial results, any unearned bonus or other cash or equity compensation paid to such individual that was based upon the achievement of financial results that subsequently have to be restated.

•

We do not offer guaranteed retirement or pension benefits. Instead, we provide our executive officers with the opportunity to accumulate retirement income through their equity awards and through the deferral of salary and bonuses into our nonqualified deferred compensation program as well as through participation in our 401(k) plan.

•

We maintain a severance plan that provides, consistent with peer group norms, standard severance benefits (pursuant to a formula that varies by employee level) in the event of an involuntary termination of employment without cause or a resignation for good reason in connection with a change in control. As of January 2010, change in control payments were modified for new hires to exclude tax gross-up provisions.

•

For 2009, we increased the base salaries for our Named Executive Officers by an average of 6.6% from 2008. Annual bonus payments earned for the 2009 fiscal year ranged from 120% to 140% of the target opportunity established for each Named Executive Officer and reflected strong company performance relative to the objectives set at the beginning of the year as well as individual performance for each executive officer (other than Dr. Martin who does not have an individual performance component in his annual bonus award). We paid the second installment of our 2007 performance share awards at the maximum level of 200% of target based on our realization of total shareholder return and revenue growth performance that both exceed the 80th percentile of the companies in the NYSE Arca Biotech and NYSE Arca Pharmaceutical indices, previously known as the AMEX Biopharmaceutical Index.

For 2009, the actual total compensation for our executive officers was, on average, at approximately the 65th percentile of our peer group. Our 2009 company performance relative to this same peer group is above the 90th percentile with respect to the following quantifiable measures: return on assets, return on equity, revenue growth, revenue per employee, market capitalization per employee and three-year stock price growth. Given our outstanding company performance, our record of superior performance relative to industry peers and the high caliber of our executive officers as demonstrated over several years, we believe the level of compensation in effect for 2009 for the Named Executive Officers was reasonable and appropriate.

As discussed in the section of this Proxy Statement entitled “Executive Compensation – Risk Assessment of Compensation Programs” beginning on page 51, we conducted a risk assessment of our various employee compensation programs in early 2010. Based on that assessment, we concluded that our incentive-based compensation programs, including those established for our executive officers, do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on our company.

Role of Executive Officers in Compensation Decision-Making and Use of Outside Advisors

Dr. Martin, with input from Dr. Milligan with respect to Dr. Milligan’s direct reports, makes compensation recommendations to our Compensation Committee for the Named Executive Officers (except himself). In formulating his recommendations, Dr. Martin obtains internal and external compensation data from our Human Resources Department. Our Human Resources Department has engaged the services of Compensia Inc. (“Compensia”), an outside compensation consultant, to provide comparable market data. Accordingly, Compensia prepares tally sheets, financial performance reports, market compensation reviews and other analyses to provide our Human Resources Department with the requisite market data to aid Dr. Martin in the formulation of his compensation recommendations. Compensia serves solely as a consultant to management in the compensation decision-making process.

Our Compensation Committee places considerable importance on Dr. Martin’s recommendations because of his direct knowledge of each Named Executive Officer’s performance and contribution to our performance. After review of peer group compensation information and consultation with FWC, our Compensation Committee determines executive officer compensation based on Dr. Martin’s recommendations with such adjustments as it deems advisable. Our Compensation Committee reviews and approves Dr. Martin’s compensation, subject to ratification by the full Board, based on its evaluation of Dr. Martin’s performance, our company’s performance and advice provided by FWC.

Executive Compensation Philosophy and Framework

Compensation Objectives

Our executive compensation program is designed around six principles:

1. Pay-for-Performance. Structure compensation programs with substantial components of performance-based compensation to ensure the compensation realized by the executive officers is directly and demonstrably linked to company performance, with the result that executive officer compensation will be below target in years when our company performs poorly and above target in years when our company performs well.

2. Market Competitiveness. Offer market competitive compensation opportunities that attract and retain executive officers capable of meeting our business objectives.

3. Balance Short- and Long-Term Perspective. Ensure that our executive officers are focused on strategic financial and non-financial objectives and the achievement of both short-term and long-term performance goals essential to our growth and success.

4. Shareholder Alignment. Align the interests of executive officers and shareholders in sustaining long-term stock price performance through the use of equity incentives and executive stock ownership guidelines.

5. Cost-Effectiveness. Balance the need for competitive compensation against our objective of providing reasonable and responsible pay arrangements.

6. Egalitarian Approach. Maintain an egalitarian culture with respect to compensation programs, such that all employees are eligible to participate in the same programs as the executive officers, subject to certain limited exceptions explained in subsequent pages.

Target Compensation and Mix of Compensation Elements

The table below summarizes the principal objectives each element of our compensation program is designed to meet:

Compensation Element	Primary Compensation Objectives Achieved

Base Salary	Pay-for-Performance Market Competitiveness Cost-Effectiveness

Annual Bonus	Pay-for-Performance Balance Short- and Long-Term Perspective

Equity Awards	Pay-for-Performance Shareholder Alignment Market Competitiveness Balance Short- and Long-Term Perspective

Benefits/Perquisites	Market Competitiveness Cost-Effectiveness Egalitarian Approach

Severance/Change-of-Control Plan	Market Competitiveness Balance Short- and Long-Term Perspective

Although the total compensation of each executive officer comprises several components, we do not structure those individual components as specific percentages of total compensation. However, performance-based compensation, particularly equity compensation, has historically represented the largest component of our executive compensation arrangements. Over the last three years the average pay mix for our Named Executive Officers has been approximately 10% base salary, 10% annual bonus and 80% equity grant value. Employees in more senior roles in our company receive a larger proportion of their compensation in the form of equity awards tied to longer-term performance because they are in a position to have greater influence on long-term results.

Our philosophy is to target compensation for all employees, including executive officers, at approximately the 50th percentile of the peer group for both base salary and total compensation. This approach allows us the flexibility to adjust short-term cash bonus and long-term equity opportunities without targeting a specific market percentile for either of these two pay elements. Our Compensation Committee has historically approved compensation levels for executive officers above and below the 50th percentile target based on individual performance, as well as company performance relative to internal goals and peer group performance to ensure an appropriate pay-for-performance alignment. Our emphasis on performance-based compensation helps calibrate the compensation earned by our executive officers to our performance because the executive officers realize less value from those components of their compensation when we do not perform well.

Although our pay-for-performance philosophy is applied primarily to performance measured in terms of our company goals and objectives, the attainment of individual performance goals also plays a meaningful role in the determination of the each of the three components of total compensation each year (base salary level, incentive cash bonus and equity awards in the form of stock option grants and performance shares) for each of our Named Executive Officers, other than Dr. Martin whose total compensation is tied solely to our company performance. For the 2009 fiscal year, the principal performance objectives taken into account in the determination of their total compensation may be summarized as follows:

Name		Principal Individual 2009 Goals
John C. Martin	-	Ensure organizational alignment with the corporate goals approved by the Board of Directors
Chairman and Chief Executive Officer

John F. Milligan President and Chief Operating Officer	-	Achieve net product revenue and total expense goals

	-	Execute on corporate development goals related to acquisitions and in-licensing deals and managing key alliance relationships
	-	Achieve manufacturing goals, including maintaining planned levels of our active pharmaceutical ingredients and product inventory, and adhering to budget

Kevin Young Executive Vice President, Commercial Operations	-	Achieve net product revenue and commercial growth goals
	-	Expand our presence in the HIV and hepatitis B markets
	-	Meet performance expectations in new European Union operating units: Austria, Benelux, Nordics, Switzerland and Turkey

Norbert W. Bischofberger Executive Vice President, Research and Development and Chief Scientific Officer	-	Define and deliver on key research strategies in the HIV/AIDS, liver, respiratory and cardiovascular diseases therapeutic areas
	-	Lead key development initiatives, including in our Phase 1 to 3 clinical studies across all therapeutic areas
	-	Further define product profiles through publications, presentations of data from key studies and execution of Phase 4 clinical studies

Robin L. Washington Senior Vice President and Chief Financial Officer	-	Execute financial plan/budgets to achieve targeted results
	-	Ensure appropriate investor relations and public outreach programs
	-	Evaluate and execute specific strategic initiatives in the following areas: European Shared Services and Enterprise Resource Planning system to optimize key financial processes and procedures

Compensation Benchmarking

The peer group we examined in 2009 to assess the competitiveness of our executive compensation consisted of 23 biopharmaceutical and pharmaceutical companies that were similar to us in terms of the following financial and non-financial metrics: business strategy, labor market competition, market capitalization, revenue, number of employees and headquartered in the United States.

The companies comprising our compensation peer group are: Abbott Laboratories, Inc., Allergan Inc., Amgen Inc., Amylin Pharmaceuticals Inc., Biogen-Idec Inc., Bristol-Myers Squibb Company, Celgene Corporation, Cephalon Inc., Eli Lilly and Company, Endo Pharmaceuticals, Forest Laboratories, Genentech Inc., Genzyme Corporation, Imclone Systems, Inc., Johnson & Johnson, King Pharmaceuticals, Merck & Co., Inc., Millennium Pharmaceuticals, Inc., Pfizer Inc., Schering-Plough Corp., Sepracor Inc., Vertex Pharmaceuticals Inc. and Wyeth.

The companies in the peer group have the following profile (based on most current information available as of March 5, 2010):

	Industry Sector	Last Fiscal Year Revenue		Fiscal Year End Market Capitalization		Last Fiscal Year Employee Size
		Range	Median	Range	Median	Range	Median
Peer Group*	Biotech/ Biopharmaceutical	$101.9 million to $61.9 billion	$4.5 billion	$2.0 billion to $177.4 billion	$19.2 billion	1,216 to 117,000	8,300

Gilead Sciences, Inc.	Biopharmaceutical	$7.0 billion		$38.9 billion		3,852

*	Excluded from the financials table due to mergers and acquisitions: Genentech Inc., ImClone Systems, Inc., Millennium Pharmaceuticals, Inc., Schering-Plough Corp., Sepracor Inc. and Wyeth.

We review our compensation peer group annually and make adjustments as necessary to ensure the comparison companies properly reflect the market in which we compete for talented executives. We made several changes for 2009, primarily in recognition of our growth, product lines and markets. PDL Biopharma was removed from the peer group due to its size in relation to the principal metrics we consider for selecting peers, specifically a low market cap. Further, PDL Biopharma’s business circumstances, particularly the positioning of itself for sale, further guided this decision. We added three companies to the peer list for 2009: Imclone Systems, Inc, Johnson & Johnson, and Merck & Co., Inc. These companies met the criteria stated above for inclusion in our peer group. As the industry continues to adjust, we will continue to evaluate our compensation peer group on an annual basis and make changes as appropriate.

To further validate the competitiveness of our compensation programs, we review the executive pay practices of similarly situated companies as reported in industry surveys and reports from compensation consulting firms.

Tally Sheets

Our Compensation Committee periodically reviews tally sheets and utilizes them, along with peer group analyses and financial performance reports, in making its compensation decisions. These tally sheets affix dollar amounts to each component of compensation for our Named Executive Officers, including current cash compensation (salary and bonus), deferred compensation, outstanding vested and unvested equity awards, benefits, perquisites and potential change in control severance payments. Our Compensation Committee utilizes these tally sheets to evaluate the total compensation provided to each Named Executive Officer and to assess the impact that adjustments to the various elements of each Named Executive Officer’s compensation will have on his or her total compensation.

Evaluation of Executive Officer Compensation

Base Salary

Base salary is the primary fixed compensation element in the executive pay program and relates to our compensation objective of providing competitive compensation that will attract and retain executives. Base salary is also intended to provide a minimum element of financial certainty and security to the executive officers on an ongoing basis and to support our goal of providing responsible fixed compensation that is sustainable within our cost structure.

Our Compensation Committee believes that increases to base salary should reflect the responsibilities of the position, the individual’s performance for the preceding year and his or her pay level relative to similar positions within the company and at peer companies. We have an annual “merit budget,” which is our overall budget for base salary increases throughout our company. This budget includes recommended guidelines for increases based on each individual’s performance against annual goals and objectives and the individual’s compensation compared to similar positions both within and outside our company. These guidelines are used for employees at all grade levels. Executive officer base salary increases are effective on February 1 of each year, which is the same effective date for the rest of our employees.

In January 2009, Dr. Martin presented his recommendations for base salary increases for the Named Executive Officers, other than himself, to our Compensation Committee for approval. Dr. Martin proposed base salary increases for Dr. Bischofberger and Ms. Washington of 3.8% and 6.0% respectively. The increases for Dr. Bischofberger and Ms. Washington were established in accordance with the salary increase budget and guidelines for determining base salary increases that were applicable throughout the company as a whole, namely the individual’s performance and his or her pay position relative to our peer group. In evaluating Dr. Bischofberger and Ms. Washington’s individual performance, our Compensation Committee evaluated the achievement of each of their personal goals and objectives for 2009, some of which are highlighted on page 34.

Dr. Martin proposed larger salary increases for Dr. Milligan and Mr. Young of 8.0% and 7.1%, respectively, in light of both individuals having exceeded their stated individual performance objectives and due to their pay position relative to our peer group, other members of the executive team and their impact on company performance. Dr. Milligan’s most notable personal achievements in 2009 related to leadership of key commercial and corporate development goals, including the acquisition and integration of CV Therapeutics, managing our alliances and reaching agreement with Tibotec Pharmaceuticals under which we will develop and commercialize a fixed-dose combination of our Truvada® and Tibotec’s non-nucleoside reverse transcriptase inhibitor, TMC278, for the treatment of HIV, and GlaxoSmithKline Inc. for rights to Viread® for the treatment of chronic hepatitis B infection in certain Asian countries. Mr. Young’s most notable personal achievements in 2009 related to leadership of key corporate commercial goals, including the integration of CV Therapeutics’ cardiovascular commercial teams into our existing commercial organization and the subsequent expansion of our commercial team as a result of our commitment to and confidence in Ranexa® and Viread for chronic hepatitis B.

Based on Dr. Martin’s performance evaluation for these four individuals and our strong company performance overall, our Compensation Committee approved Dr. Martin’s base salary recommendations for these Named Executive Officers.

Our Compensation Committee reviews and approves Dr. Martin’s base salary, subject to ratification by the independent directors of the Board. Our Compensation Committee approved an increase to Dr. Martin’s base salary from $1,155,000 to $1,250,000, which approximates the 50th percentile of other chief executive officers within our peer group. The independent directors of the Board ratified this increase. This resulted in an 8.2% increase to his 2008 base salary, while higher than our salary increase budget for 2009, reflects the positive view held by both our Compensation Committee and our full Board of Dr. Martin’s overall performance and our company’s performance relative to our peer group, and in particular, his leadership and direction in connection with our achievement of key business initiatives and financial objectives such as exceeding $5.34 billion in total revenues in 2008, representing a 26% increase over 2007, and increasing our non-GAAP net income by over 22% during the same period by carefully managing the growth of our expenses.

Annual Bonus Program

Our annual bonus program is a performance-based arrangement designed to reward the achievement of key short-term company and individual performance goals. The program is designed so that bonuses paid to our Named Executive Officers qualify as performance-based compensation which is not subject to the $1 million limitation on income tax deductibility imposed under Section 162(m) of the Internal Revenue Code. Accordingly, no bonuses would have been payable to our executive officers for the 2009 fiscal year unless our non-GAAP operating income for that year was at least $2.40 billion, regardless of the achievement of other financial and non-financial objectives established for that year. For the 2009 fiscal year, our non-GAAP operating income was $3.83 billion.

The 2009 target bonus opportunities for the Named Executive Officers ranged from 54.45% to 125% of their base salary. These bonus opportunities were set at approximately the 50th percentile of our peer group for comparable positions. However, the actual amount a Named Executive Officer could earn ranged from 0% and 150% of the target amount, based on actual performance as measured against the performance goals set by our Compensation Committee. The table below summarizes the 2009 bonus opportunities for the Named Executive Officers.

	2009 Bonus Opportunity as a Percent of Base Salary
Named Executive Officer	Minimum	Target	Maximum
John C. Martin	0%	125%	187.5%
Chairman and Chief Executive Officer
John F. Milligan	0%	75%	112.5%
President and Chief Operating Officer
Kevin Young	0%	60%	90.0%
Executive Vice President, Commercial Operations
Norbert W. Bischofberger	0%	60%	90.0%
Executive Vice President, Research and Development and Chief Scientific Officer
Robin L. Washington	0%	54.45%	81.7%
Senior Vice President and Chief Financial Officer

For our Named Executive Officers (other than Dr. Martin), 75% of the annual bonus opportunity is contingent on our attainment of financial and non-financial performance metrics, and 25% is based on attainment of individual performance goals. Our Compensation Committee deems it important to tie a portion of the annual bonus payable to those Named Executive Officers to the attainment of individual performance goals that focus on their primary areas of responsibility so as to establish a direct correlation between pay and individual performance, but nevertheless condition the major portion of their bonus potential on company performance goals because the Named Executive Officers represent the most senior level of our management structure and have a more direct impact on the attainment of those company-level goals.

Individual performance is measured in terms of our Compensation Committee’s assessment of each executive officer’s individual achievements for the year. For Dr. Martin, 100% of his 2009 fiscal year bonus was tied solely to the achievement of company financial and non-financial performance goals. Specifically, company performance is measured each fiscal year in terms of our Compensation Committee’s assessment of our performance in the following designated categories: financial achievement, product development (research and development), corporate development, government affairs, administration and operations. The weighting assigned to each category may vary depending on the importance of the goal or goals included in that category for a particular year. Within each designated category, our Compensation Committee considers our performance against the goals established for that category, the degree of difficulty in achieving those objectives and any events and circumstances that affected our performance. Based on these assessments, our Compensation Committee has discretion to assign a company performance factor for each designated category of between 0 and 1.5, and thereby establish an overall company performance factor for the fiscal year based on the factor assigned to each designated category and the relative weighing of that category. However, it is important to note two particular features of our annual bonus program:

•

Although our Compensation Committee measures our performance in terms of specific goals for each designated category, the company performance factor assigned by our Compensation Committee to each such category is not directly tied to achievement of any particular goal within that category. In other words, the achievement of a goal does not require our Compensation Committee to assign any particular performance factor to the designated category to which that achieved goal relates or to award any particular bonus amount with respect to that goal. The final overall performance factor assigned by our Compensation Committee for the company performance portion of the annual bonus program is based on our Compensation Committee’s assessment of the company’s overall performance for the year with the specific objectives within the various designated categories serving as the framework for making that overall assessment.

•

If our Compensation Committee determines that the overall company performance factor for the fiscal year was less than 0.5, then no bonuses would be payable for that fiscal year, whether or not one or more specific financial or operational objectives had been achieved in that fiscal year.

The company performance portion of the bonus applies to all of our employees, except that the weighting of company and individual performance varies by employee level, and bonuses payable to non-executive employees are not conditioned upon our achievement of the operating income goal described above.

Our Compensation Committee has the discretion to award up to an additional 10% weighting to reward for unplanned achievements, provided that the total payout may not exceed each Named Executive Officer’s maximum bonus opportunity for the fiscal year. The table below summarizes our performance goal categories for the 2009 fiscal year, the relative weightings of those categories and our Compensation Committee’s assessment of company performance in each category. Based on that assessment, the overall company performance factor for the 2009 fiscal year was 1.40, as shown below.

Company Performance Category		2009 Weighting (A)	2009 Performance Factor (B)	Contribution to Overall Company Performance Factor (A x B)
Financial	Financial Performance and Commercial Growth	30%	1.45	0.435
Product Development	Research and Development	30%	1.25	0.375
Corporate Development and Government Affairs	Corporate Development	10%	1.30	0.130
	Government Affairs	5%	1.30	0.065
Administration	Finance, Legal, Human Resources and Facilities	15%	1.30	0.195
Operations	Manufacturing	10%	1.30	0.130

Target Bonus Amount		100%		1.33

Unplanned Achievements		10%		0.070

Overall Company Performance Factor				1.40

Highlights of the 2009 achievements considered by our Compensation Committee include:

•

Financial and commercial growth: In determining whether we met our financial objectives, our Compensation Committee considered our performance against a range of expected results for net product revenue and total expenses. These measures were selected because we believe that their achievement on an annual basis will support our longer-term shareholder value growth. For 2009, our financial performance goals included meeting or exceeding a target of $5.90 billion to $6.00 billion in product sales and $1.52 billion to $1.56 billion of non-GAAP expenses. In 2009, our product sales were $6.47 billion, a 27% increase over 2008 and 9% over the mid-point of our performance goal for net product revenue. Our non-GAAP expenses for 2009 were $1.65 billion in the aggregate, which was above the targeted range and represents a 7% difference compared to the mid-point of our performance goal for non-GAAP expenses. Our 2009 non-GAAP expenses excluded acquisition-related expenses of $8.4 million, restructuring expenses of $51.9 million and stock-based compensation expenses of $174.9 million. Our performance in product sales and non-GAAP expenses contributed to an increase to non-GAAP net income of 36% over our 2008 non-GAAP net income. Our 2009 non-GAAP net income excluded the after-tax impact of acquisition-related expenses of $49.3 million, the after-tax impact of restructuring expenses of $38.7 million and the after-tax impact of stock-based compensation expenses of $139.3 million. Our 2008 non-GAAP net income excluded the after-tax impact of the purchased in-process research and development expense of $7.8 million and the after-tax impact of stock-based compensation expenses of $112.8 million. Our Compensation Committee also noted that our 2009 performance relative to our compensation peer group is above the 90th percentile with respect to the following quantifiable measures: return on assets, revenue growth, revenue per employee, market capitalization per employee and three-year stock price growth.

•

Product development: We achieved or exceeded our research and development goals, with data from studies across all of our therapeutic areas presented or published and several Phase 4 programs initiated. Also, significant progress was made with our preclinical and/or clinical evaluation of multiple product candidates. In the HIV area, we progressed our “Quad” pill, a fixed-dose combination of elvitegravir, cobicistat (formerly GS 9350), tenofovir disoproxil fumarate and emtricitabine, into Phase 2 studies in treatment-naïve HIV-infected patients and completed enrollment of the Phase 3 study of elvitegravir in treatment-experienced HIV-infected patients. In the liver disease area, we continued our Phase 2 study of GS 9190, a non-nucleoside polymerase inhibitor being evaluated for the treatment of hepatitis C (HCV) infection, completed a multiple dose proof-of-concept Phase 1 study of GS 9256 for the treatment of HCV and initiated drug interaction studies of the two compounds when dosed together. We also made progress with GS 9450 for the treatment of HCV, with completion of a Phase 2a and initiation of a Phase 2b, as well as completion of a Phase 2a in non-alcoholic steatohepatitis patients. In the cardiovascular disease area, we completed and released data from both darusentan for the treatment of resistant hypertension Phase 3 studies, with the second study not reaching its co-primary efficacy endpoints. Based on this outcome, we halted further development of this compound. We initiated a Phase 2 study for cicletanine for the treatment of pulmonary arterial hypertension and expanded the entry criteria for that study before year-end based on a positive outcome from a drug interaction study. In the respiratory disease area, we obtained conditional approval of Cayston® in Europe and Canada, and received a positive recommendation for approval of this product by the U.S. FDA’s Anti-infective Advisory Committee. Two of our potential products in respiratory disease made progress in the clinic, with completion of enrollment in a Phase 2 study of GS 9310/11, an inhaled co-formulation of fosfomycin and tobramycin for the treatment of bacterial infections associated with CF and completed a Phase 1 study of GS 9411, an oral epithelial sodium channel blocker designed to increase airway hydration for the treatment of pulmonary disease.

•

Corporate development and government affairs: We achieved all corporate development objectives, including entering into an agreement with Tibotec Pharmaceuticals under which we will develop and commercialize a fixed-dose combination of our Truvada and Tibotec’s TMC278 for the treatment of HIV and with GlaxoSmithKline Inc. related to the rights of Viread for the treatment of chronic hepatitis B in certain Asian countries as well as completing the evaluation of multiple in-licensing and acquisition opportunities across our therapeutic areas of focus and all key alliances with corporate partners were well maintained. We also achieved all government affairs objectives including continuing to work with government authorities, industry organizations, policy institutes and opinion leaders to foster positive healthcare policy outcomes and improving the efficiency of developing world supply chains.

•

Product manufacturing: We achieved or exceeded all manufacturing objectives, including the continued optimization of the process for manufacturing the active pharmaceutical ingredients, emtricitabine and tenofovir disoproxil fumarate.

•

Significant unplanned achievements: We acquired CV Therapeutics and quickly and efficiently integrated its organization into ours, rapidly recognizing significant synergies between the organizations and building the medical science and commercial support for its lead product, Ranexa.

As part of the bonus decision-making process, our Compensation Committee also evaluated the performance of each of the Named Executive Officers (other than Dr. Martin) in relation to his or her individual contribution to the attainment of specific research, development or commercial goals that support our long-term objectives. We believe that achievement of those goals enhanced shareholder value and that our Named Executive Officers should be rewarded for their contribution. Dr. Martin evaluated the performance of Dr. Milligan and Dr. Bischofberger and solicited input from Dr. Milligan for Mr. Young and Ms. Washington. Dr. Martin determined that each individual had exceeded his or her individual goals. For Dr. Milligan and Mr. Young, individual performance was measured primarily in terms of their significant contribution to the attainment of the financial and commercial growth goals set forth above. Additionally, Dr. Milligan was evaluated in terms of his contribution to key commercial and corporate development goals, specifically the acquisition and integration of CV Therapeutics and managing our external alliances and reaching agreement with GlaxoSmithKline for rights to Viread for the treatment of chronic hepatitis B in certain Asian countries. Dr. Bischofberger was evaluated in terms of his contribution to the research and development goals noted above, as well as the CV Therapeutics integration and the re-alignment of our cardiovascular operations. Ms. Washington was evaluated in terms of her leadership role in accomplishing goals tied to structural changes to the finance organization and implementing new worldwide processes and systems, specifically a new European Shared Services Center and the ongoing implementation of an Enterprise Resource Planning system, expected to enhance many financial processes and procedures. The individual performance factors are summarized in the table below and reflect the extent to which the executive officer’s personal contributions were deemed to benefit our company. Each executive officer’s individual performance factor closely aligns to the overall assessment of company performance in the designated category or categories for which he or she was responsible. Our Compensation Committee approved the bonus payments to our Named Executive Officers as set forth in the table below. Overall, the approved bonus payments resulted in total cash compensation for the 2009 fiscal year at the 45th percentile for the Named Executive Officer group as compared to our peer group.

Bonus payments were made on February 26, 2010. The following chart summarizes the total bonus payment and company and individual performance weightings used to calculate the total bonus payment to each Named Executive Officer for performance during fiscal 2009:

Named Executive Officer	Target Bonus (as % of Salary)	Target Bonus	Company Performance		Individual Performance		Total Bonus Payment	Total Bonus Payment (as % of Target)
			Company Performance Factor	Weighting	Individual Performance Factor	Weighting
John C. Martin	125%	$1,562,500	140%	100%	—	—	$2,187,500	140.0%
John F. Milligan	75%	$607,500	140%	75%	140.0%	25%	$850,500	140.0%
Kevin Young	60%	$360,000	140%	75%	140.5%	25%	$504,450	140.1%
Norbert W. Bischofberger	60%	$408,000	140%	75%	120.0%	25%	$550,800	135.0%
Robin L. Washington(1)	54.45%	$288,585	140%	75%	127.0%	25%	$394,640	136.8%

(1)	Ms. Washington’s bonus was prorated based on her bonus target increasing during 2009 from 45% to 55% on January 21, 2009.

Equity Compensation: Overview

Equity compensation represents the largest component of total compensation for our executive officers. We believe this weighting is appropriate and pay this portion of compensation because it aligns the interests of our executive officers with those of our shareholders. However, we are sensitive to shareholder concerns about stock usage and dilution and, as a consequence, have taken the following steps to manage our equity compensation program:

•

The annual net issuance of stock-based awards to employees is limited to 3% of our outstanding shares of common stock, subject to any additional issuances that may be occasioned by extraordinary events (e.g., acquisitions). Our actual averaged net issuance of stock-based awards over the past three fiscal years (exclusive of shares issued pursuant to our assumption of stock-based awards in connection with acquisitions) has been 1.03% of outstanding common stock.

•

The target grant levels for executive officer equity grants are structured to reflect peer group practice with respect to the economic value of equity compensation (as measured in terms of the Black-Scholes grant-date fair value for stock options and the grant-date fair market value of the shares of our stock underlying restricted stock unit and performance share awards).

•

Equity grants to individual executive officers are generally adjusted from target based on the attained level of the individual performance goals for the preceding year, as outlined in the Incentive Compensation section, and the expected future contribution and long-term retention of each executive officer and our performance compared to our peer companies. Our Compensation Committee looks at the unvested level of equity grants to determine whether they provide the proper level of retention value.

Each executive officer’s regular equity award consists of service-vesting nonqualified stock options and performance share awards tied to the achievement of pre-established performance goals over a specified performance period. This strategy allows us to accomplish two goals:

•	the stock option component provides executive officers with a substantial economic interest based on the absolute long-term appreciation of our common stock; and

•

the performance shares reward executives for company performance measured in relation to other companies in both the NYSE Arca Biotech Index and the NYSE Arca Pharmaceutical Index , formerly known as the AMEX Biopharmaceutical Index (together, the Peer Group Index). These two indices combined were formerly known as the AMEX Biotech Pharmaceutical Index.

Our practice is to grant options to executive officers (as well as other employees) that vest ratably over a five-year period of service. The first 20% vests one year from the grant date and the remaining options vest 5% each quarter thereafter until fully vested. We believe this vesting schedule contributes to the retention of our executive officers, because they must remain employed for at least one year before they can realize any value from the option grant and must continue to be employed for a total of five years from the grant date in order to realize the full value. This vesting schedule is longer than that of most of our peer companies, but we believe it is an important element in executive retention and in the sustainability of shareholder value. Each performance share award has its own specified performance period(s) and performance objectives. Under most circumstances, other than death, disability or retirement, the executive officer must remain employed throughout the applicable performance period in order to vest in any shares resulting from the achievement of the performance objective(s) for that period. Other than for the 2007 performance share award, the performance period for each performance share award is three years. See the sections “Equity Compensation: 2009 Executive Equity Program” and “Equity Compensation: Payment of Performance Shares Granted in 2007” below for more details.

Equity Compensation: 2009 Executive Equity Program

Prior to 2009, 75% of the regular target equity award was delivered in the form of stock options and 25% of the award was delivered in the form of performance shares. For 2009, we changed to a 50% stock options / 50% performance share mix in order to enhance the relationship between operational performance and shareholder return. We used a three-for-one stock option to performance share conversion ratio, with some adjustments for rounding, to reflect the relative value of each type of award. For example, if the former target equity award for an executive officer was 100,000 stock options, the individual would now receive an equity award in the form of 50,000 stock options and 16,670 of performance shares. The actual number of shares of our common stock that may be issued pursuant to a performance share award may range from 0% to 200% of the performance shares subject to that award and will be determined at the end of the performance period. Our Compensation Committee will determine the actual number of shares earned for the performance period based on our actual performance over the three-year performance period measured in terms of the following two performance criteria:

•	our total shareholder return (“TSR”) relative to the Peer Group Index; and

•	our revenue growth relative to the Peer Group Index.

The Peer Group Index was selected because it allows us to compare ourselves against a relatively stable and objective peer group that consists of approximately 35 companies. The performance measures for the 2009 performance share awards are as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Averaged stock price from 2009 through 2011 compared to 2008 stock performance	2011 revenues compared to 2008 revenues	By March 15, 2012

The percentages in the table below represent the number of shares of our common stock (expressed as a percentage of the original number of performance shares subject to the award) that would vest and be issued at the end of the performance period.

PERFORMANCE PERCENTAGE USED TO DETERMINE THE

ACTUAL NUMBER OF SHARES TO BE AWARDED

Our TSR vs. the Peer Group Index

≥ 80th percentile	100.0%	110.0%	150.0%	175.0%	200.0%
60th to 79th percentile	75.0%	85.0%	125.0%	150.0%	175.0%
40th to 59th percentile	50.0%	60.0%	100.0%	125.0%	150.0%
20th to 39th percentile	10.0%	20.0%	60.0%	85.0%	110.0%
< 20th percentile	0.0%	10.0%	50.0%	75.0%	100.0%
	<20th percentile	20th to 39th percentile	40th to 59th percentile	60th to 79th percentile	≥ 80th percentile

Our Revenue Growth vs. the Peer Group Index

For example, if at the end of the three-year performance measurement period, our revenue growth is at the 85th percentile relative to the Peer Group Index and TSR is at the 50th percentile relative to the Peer Group Index, then 150% of the allotted performance shares for that period would vest, with each performance share equivalent to one share of our common stock. If our performance is at or above the 80th percentile of the Peer Group Index for both TSR and revenue growth at the end of the performance measurement period, then 200% of the allotted performance shares would vest, representing the maximum award opportunity. If our performance is below the 20th percentile of the Peer Group Index for both TSR and revenue growth at the end of the performance measurement period then none of the allotted performance shares would vest. For each performance share that vests, the award holder will receive one share of our common stock.

The table below summarizes the 2009 merit stock option and performance share award grants for the Named Executive Officers:

Name and Title	Stock Option Grant	Performance Share Grant
		Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
John C. Martin	300,000	10,000	100,000	200,000
John F. Milligan	140,000	4,700	47,000	94,000
Kevin Young	92,400	3,080	30,800	61,600
Norbert W. Bischofberger	79,200	2,640	26,400	52,800
Robin L. Washington	80,000	2,000	20,000	40,000

Dr. Martin recommended the number of stock option and performance shares listed above for the Named Executive Officers (other than himself) to our Compensation Committee in January 2009. Our Compensation Committee approved Dr. Martin’s recommendations for the Named Executive Officers.

Our Compensation Committee approved the award of 300,000 stock options and 100,000 performance shares to Dr. Martin during the 2009 fiscal year. That award brought his total compensation for 2009 to the 57th percentile of chief executive officer positions at our peer group companies. Our Compensation Committee recommendation, which was ratified by the independent directors of our Board, was based on the following considerations:

•	the competitive assessment of equity grant value to chief executive officers at our peer group companies;

•	our operational, financial and shareholder return performance in 2008; and

•	our consistent financial and shareholder return performance relative to our peer group companies over the past few years.

In addition, in July 2009, Ms. Washington received a grant of 30,000 stock options under our key contributor program in recognition of her performance, the criticality of her role and her equity position with respect to internal peers and to the external market.

Equity Compensation: Payment of Performance Shares Granted in 2007

For the 2007 fiscal year, we granted performance share awards to our Named Executive Officers subject to the same performance conditions and measurement criteria stated above. Because 2007 was the first year of our performance share program, we divided the 2007 awards into separate one-, two- and three-year tranches as a transition to the single, three-year performance period approach we adopted in 2008 and used in 2009. This transition approach was intended to provide executives with an opportunity to receive shares of our common stock following the completion of each tranche for which the applicable performance objectives are attained. The performance measurement period and vesting dates for each tranche are summarized below:

Tranche	Percent of Allotted Shares Eligible for Vesting	Performance Measurement Period
		TSR	Revenue Growth	Vesting Date
1	25%	2007 stock performance compared to 2006 stock performance	2007 revenues compared to 2006 revenues	On March 17, 2008
2	25%	Averaged stock price from 2007 through 2008 compared to 2006 stock performance	2008 revenues compared to 2006 revenues	On March 12, 2009
3	50%	Averaged stock price from 2007 through 2009 compared to 2006 stock performance	2009 revenues compared to 2006 revenues	By March 15, 2010

In March 2009, our Compensation Committee approved payment of the second tranche of the 2007 grant at 200% of the target award amount for that tranche. This determination was based on our achieving total shareholder return at the 91st percentile of the Peer Group Index and revenue growth at the 85th percentile of the Peer Group Index. Each executive officer’s target performance shares and the earned amounts for the second tranche are summarized below:

	2007 Performance Share Grant
Name and Title	Total Number of Shares Granted at Target	Target Number of Shares for Tranche 2	Tranche 2 Number of Shares Earned
John C. Martin	70,000	17,500	35,000
John F. Milligan	28,000	7,000	14,000
Kevin Young	26,000	6,500	13,000
Norbert W. Bischofberger	26,000	6,500	13,000

Equity Grant Practices

Our Compensation Committee approves regular equity grants to our executive officers at the January Compensation Committee meeting each year, the date of which is set approximately one year in advance. Our Compensation Committee selected the January meeting because it coincides with other annual compensation decisions made by the Compensation Committee (e.g., base salary increases and bonus payments).

For administrative efficiency, our Board has delegated authority to Dr. Martin to approve equity grants for employees below the level of Vice President. Grants must be made in accordance with established guidelines for each grade level and are subject to an annual equity pool approved by our Board, which for 2009 was approximately 8,100,000 shares, less the number of shares awarded by our Compensation Committee to Vice Presidents and above. Dr. Martin and our Human Resources Department provide a quarterly update to our Compensation Committee regarding equity grants. Equity awards to the employee grade levels within the jurisdiction of Dr. Martin typically do not exceed 15,000 shares per individual.

Furthermore, we have adopted a policy that all grants to non-executive officer employees must be made on the 10th day of the month (unless the 10th falls on a weekend, in which case the grant date is the first business day thereafter). This applies to new hire awards, regular annual awards, promotion and other special recognition awards that may occur throughout the year. Exceptions to this policy are only permitted to the extent a different grant date is required by applicable foreign laws. As a result of this policy, the exercise price for the regular annual grants to non-executive officers and the exercise price for executive officer grants will vary. For the executive officers, the exercise price per share will be equal to the fair market value of our common stock on the date of the January Compensation Committee meeting, whereas the annual non-executive employee grants will in most instances have an exercise price per share equal to the fair market value of our common stock on February 10 (unless the 10th falls on a weekend, in which case the grant date is the first business day thereafter).

As a result of these well-established and consistently-applied equity grant date practices, we do not believe that there is any market timing of our equity grants.

Stock Ownership Guidelines

In 2009, we adopted stock ownership guidelines for our executive officers, including each of our Named Executive Officers. The guidelines specify a stock ownership level equal to a specified dollar amount, expressed as a multiple of base salary, which is typically to be achieved within five years from hire or promotion. The target ownership levels are five times base salary for our Chief Executive Officer, three times base salary for our President and two times base salary for the other executive officers.

For purposes of meeting this guideline, the following shares of our common stock will be considered as owned by the executive officer: shares acquired and held upon the exercise of stock options, shares subject to deferred issuance under vested performance share awards, shares acquired through our employee stock purchase plan and shares purchased on the open market.

As of December 31, 2009, all of our Named Executive Officers, except Mr. Young and Ms. Washington, satisfied the ownership guidelines. Mr. Young and Ms. Washington joined our company within recent years. Mr. Young’s current ownership holdings are 1.4 times base salary and Ms. Washington’s are 0.59 of base salary. Both officers have five years from when the new policy went into effect to satisfy the new guidelines.

Benefits and Perquisites

We do not provide pension plans or post-retirement health coverage for our executive officers or employees, as we believe that awards under our equity compensation program and the compensation deferral programs in which they are eligible to participate provide them with a substantial vehicle to accumulate retirement income. This is also consistent with our philosophy of offering minimal fixed or guaranteed compensation and providing the majority of executive officer compensation through performance-based elements.

The benefits we offer our executive officers are substantially the same as those offered to all our employees. We provide medical and other benefits to executive officers that are generally available to other full-time employees, including participation in our employee stock purchase plan, group term life insurance program and a 401(k) savings plan. Under the 401(k) plan, we make matching contributions on behalf of each participant equal to 50% of his or her contributions to the plan, up to an annual maximum matching contribution of $5,000. All of our executive officers participated in our 401(k) plan during 2009 and received matching contributions.

In one instance, in May 2001, we provided Dr. Milligan with a housing loan with an annual principal and accrued interest forgiveness feature tied to his continued service. In 2009, $11,000 of principal and $4,407 of imputed interest was forgiven under the loan. See the Summary Compensation Table on page 53.

Nonqualified Deferred Compensation

We implemented our Deferred Compensation Plan in 2001 to allow our executive officers and other senior grade-level employees to accumulate income for retirement in a tax effective way. Eligible employees can enroll in our Deferred Compensation Plan and defer a portion of their base salary each year and part or all of their annual bonus and commissions. Each participant may direct the investment of his or her deferred account balance under the plan among a number of investment choices that mirror substantially all of the investment funds available under our 401(k) plan. See the Nonqualified Deferred Compensation table on page 60 for detailed information regarding the account balances for each Named Executive Officer.

Executive officers may also defer receipt of the shares of common stock in which they vest under their performance share awards for up to ten years. An election to defer receipt of such shares must be made at least six months prior to the end of the applicable performance period and are intended to comply with Section 409A of the Internal Revenue Code.

Post-Employment Obligations

We do not have employment agreements with any of our executive officers. All employment is at-will. However, we have adopted the Gilead Sciences, Inc. Severance Plan to provide severance benefits to our employees, including executive officers, upon:

•

an involuntary termination without cause, such as due to a company-wide restructuring, departmental reorganization, significant restructuring of an individual’s job duties or a change in work location of more than 50 miles from the previous location, and

•	an involuntary termination without cause, or a resignation for good reason, in connection with a change in control.

Upon an involuntary termination without cause, our Severance Plan provides the participant with certain cash severance payments, outplacement services and a lump sum payment to fund continued coverage under our health and welfare plans for a specified period. However, upon such termination, any stock awards held by our executive officers will not be subject to accelerated vesting or otherwise enhanced unless such termination occurs in connection with a change in control.

If our executive officers are involuntarily terminated without cause, or otherwise resign for good reason, in connection with a change in control, they will receive certain enhanced cash severance payments, outplacement services and a lump sum payment to fund continued coverage under our health and welfare plans for a longer specified period. In addition, all stock awards held by the executive officers will fully vest as of the termination date. As explained in more detail in the section of our Proxy Statement entitled “Executive Compensation – Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers beginning on page 62,” our current Named Executive Officers may also receive an additional cash payment, in the form of a full tax gross-up net of all applicable income, employment and excise taxes, to cover any excise tax that may be imposed on any compensation or benefits they receive in connection with a change in control that is deemed to constitute a “parachute payment” subject to excise tax under the Internal Revenue Code. As of January 2010, new hire executive officers are not eligible for this tax gross-up protection.

We adopted our Severance Plan in order to preserve employee morale and productivity and encourage retention in the event of an actual or threatened change in control of our company. The Severance Plan also allows us to provide a standard set of severance benefits to new and existing employees and avoids negotiation of “one-off” arrangements with individual executive officers or employees. In addition, the program is intended to align the interests of our executive officers with those of our shareholders by enabling our executive officers to consider corporate transactions that are in the best interests of the shareholders and other constituents of our company without undue concern over whether the transactions may jeopardize their employment. It is also important to note that the enhanced change in control benefits under our Severance Plan are subject to a “double trigger,” which means that an executive officer will only receive severance benefits if there is a change in control as well as a loss of his or her employment. This differs from a “single trigger” program that would provide severance benefits immediately upon a change in control. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection only upon loss of employment.

For further information regarding our Severance Plan, including such relevant terms as termination without cause, resignation for good reason and change in control, please see the section entitled “Executive Compensation – Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers” that appears later in this Proxy Statement.

Benefits will not be paid under the terms of our Severance Plan if the termination is for cause, failure to meet specified performance objectives, voluntary resignation (other than for good reason as noted above), or retirement or death. In addition, no benefits under the Severance Plan will be paid if an executive officer or other eligible employee terminates employment with us in order to accept employment with another entity that is wholly or partly owned by us or certain of our affiliates or subsidiaries.

From time to time, we benchmark our Severance Plan against our peer group to ensure alignment with market norms. Based on our 2009 review, we believe our Severance Plan is consistent with the practices of our peers. In 2009 and in January 2010, we made several changes to the Severance Plan, including the following:

•

We modified the bonus component of the cash severance formula to make it a multiple of the individual’s average annual bonus for the three fiscal years prior to the year of termination rather than his or her target bonus for the year of termination. This change was made to ensure that the payments made under our Annual Bonus Program will continue to be treated as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

•

We now provide a lump sum amount to cover the cost of COBRA healthcare coverage, rather than the past practice of providing a monthly payment stream. This change was made to ensure any actual medical expenses pursuant to such COBRA coverage will remain non-taxable.

•

We limited the individuals who can qualify for a full tax gross-up payment to cover any excise tax they incur should their severance benefits be deemed to constitute a parachute payment under the Internal Revenue Code. Only individuals who were eligible for such tax gross-up protection at the time the policy was amended will continue to qualify for that protection should they subsequently receive such a parachute payment. New hires will not receive this company-provided tax gross-up protection.

Please see the section entitled “Executive Compensation – Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers” beginning on page 62 for a more detailed discussion of our Severance Plan, including the potential payouts to our Named Executive Officers upon an involuntary termination without cause or involuntary termination or resignation for good reason in connection with a change in control.

Executive Compensation Recovery Policy

In early 2010, we adopted an executive compensation recovery policy. Under this policy, our Board will have the authority to pursue any of the following courses of action with respect to any executive officer or other covered individual whose misconduct contributes to our obligation to file a material restatement: (i) the reconciliation and recoupment of all or part of any unearned bonus or other cash or equity compensation paid to such individual that was based upon the achievement of financial results that were subsequently restated, (ii) disciplinary actions, up to and including termination, and/or (iii) the pursuit of other available remedies. Our Board will have complete discretion to determine whether any misconduct in fact occurred, the executive officers or other covered individuals (if any) from whom recovery should be sought, the amount of their unearned compensation that should be recovered and the appropriate method to obtain such recovery. Our Board will also have complete discretion under the policy to recover, from any covered individual whose misconduct contributes to our obligation to file a material restatement of financial results for a particular fiscal year, an appropriate amount of the profit realized by that individual from the sale of shares of our common stock acquired under equity awards we made to that individual, to the extent such sales occur during the twelve (12)-month period after the date of the first public issuance or filing with the Securities and Exchange Commission of the financial statements for which the material restatement is required.

Employment Terms with Louis Lange

In connection with our acquisition of CV Therapeutics on April 15, 2009, we provided an employment offer to Dr. Lange, who was at the time serving as CV Therapeutics’ chief executive officer. Pursuant to such offer, Dr. Lange was hired to serve in the full-time position of Executive Vice President of our cardiovascular therapeutics division. The compensation arrangement that the Compensation Committee approved for him at the recommendation of Dr. Martin was consistent with our compensation philosophy and competitive with our peer group practices for comparable positions and also took into account the level of compensation that was in effect for Dr. Lange under his existing employment agreement with CV Therapeutics at the time of our acquisition of that company.

The primary elements of Dr. Lange’s compensation arrangement with us included:

•	Maintaining his annual base salary of $847,000.

•

Participation in our Annual Bonus Program for the 2009 fiscal year with a target annual bonus opportunity equal to 60% of his pro-rated annual base salary for such year and an actual bonus that can range from 0% to 150% of target.

•

A stock option grant covering 100,000 shares with an exercise price of $44.03 per share, the fair market value per share of our common stock on the May 6, 2009 grant date, and restricted stock units covering an additional 30,000 shares of our common stock. The stock options are subject to our standard five-year vesting schedule, and the restricted stock units were divided into two equal tranches that were each tied to the attainment of specified management objectives by December 31, 2010. The management objectives for the first tranche were tied to the development and implementation of a new organizational plan for the Company’s cardiovascular therapeutics division, including the evaluation of all cardiovascular products in Phases 1 through 4 development stage and formulation of specific recommendations as to which projects should move forward and which projects should be abandoned, curtailed or suspended and development strategies for those projects that are to move forward. The vesting of the second tranche was contingent upon a 50% or greater increase in revenue attributable to Lexiscan®, Ranexa and Letairis® for the fourth quarter of our 2010 fiscal year as compared to the revenue generated by those products in the first quarter of our 2009 fiscal year.

•

The implementation of a special grantor trust in the amount of $3,776,333 representing the cash severance to which Dr. Lange would have been entitled under his existing employment agreement with CV Therapeutics had he resigned at the effective time of the acquisition (the “Trust Account”). Dr. Lange can designate the investment and reinvestment of the Trust Account among a series of notional investment alternatives based primarily on mutual funds. The Trust Account will at all times remain subject to the claims of our creditors and will be paid in a lump sum following Dr. Lange’s separation from service.

•

The implementation of second grantor trust in the amount of $3,625,000 representing the cash proceeds attributable to the liquidation and cancellation of Dr. Lange’s CV Therapeutics restricted stock units in connection with the acquisition (the “RSU Trust Account”). Dr. Lange will also have the right to designate the investment and reinvestment of the RSU Trust Account among a series of notional investment alternatives, but the RSU Trust Account will at all times remain subject to the claims of our creditors. The RSU Trust Account is to distribute to Dr. Lange in a series of installments over his period of continued employment with us, subject to an accelerated lump sum payment following his separation from service.

•	Participation in our Severance Plan at the Executive Vice President level.

•

Reimbursement, on a tax gross-up basis, of the costs incurred by Dr. Lange to maintain continued coverage for himself and his spouse and eligible dependents under our group health care, dental and vision plans for up to a 24-month period following his termination of employment with us.

Given the experience and expertise Dr. Lange brought to us as the former chief executive officer of CV Therapeutics and his expected contribution to the successful integration of that company into our operations in the cardiovascular therapeutics area and related product lines, the Compensation Committee believed the recommended arrangement to be fair and reasonable and approved Dr. Martin’s recommendation.

The employment agreement that Dr. Lange had with CV Therapeutics at the time of our acquisition of that entity was cancelled when we entered into our new employment terms with him. However, as part of the new employment terms, we assumed CV Therapeutics’ obligation under the cancelled CV Therapeutics’ agreement to provide Dr. Lange with a full tax gross-up with respect to any excise tax liability he might incur in the event one or more of the benefits or payments provided him in connection with our acquisition of CV Therapeutics, including the extended post-employment exercise period in effect for the CV Therapeutics options we assumed in the acquisition and certain benefits under the new employment terms that were designed to replace severance-type benefits under his cancelled agreement with CV Therapeutics, should it be deemed to be a parachute payment under the federal tax laws.

Subsequently, in June 2009, we modified Dr. Lange’s employment terms and restructured his equity awards in light of his decision to cease full-time employment with us and convert to part-time employee status. The principal modifications to his compensation arrangement, effective as of June 1, 2009, may be summarized as follows:

•	His new part-time position is that of Senior Advisor, reporting to our Chief Executive Officer.

•	His annual rate of base salary was reduced to $169,400.

•

His target bonus for the period June 1, 2009 to December 31, 2009 was reduced to 32.5% of his part-time salary for such period. For the period April 17, 2009 to May 31, 2009, his target bonus will remain at 60% of the base salary paid to him for that period.

•

His initial stock option grant for 100,000 shares was cancelled as to 76,000 shares. The option will continue to vest and become exercisable for the remaining 24,000 shares in accordance with our standard five-year vesting schedule measured from the May 6, 2009 grant date.

•	His restricted stock unit award for 30,000 shares was cancelled in its entirety.

•

In exchange for his cancelled equity awards, Dr. Lange was granted a new restricted stock unit award on July 29, 2009 covering 15,000 shares of our common stock. The new award is subject to a performance vesting condition tied to his attainment of personal goals, including the evaluation of our cardiovascular products in Phases 1 through 4 development stage, his continued contribution to design and development of the cardiovascular organizational structure, and the application of his regulatory expertise and medical oversight in advising us with respect to the commercial growth of Lexiscan, Ranexa and Letairis. The goals had to be attained by December 31, 2009 and required certification of such attainment by our Compensation Committee. The goals were achieved and vesting was approved by the Compensation Committee on January 28, 2010.

•

Reimbursement, on a tax gross-up basis, of his costs to maintain continued coverage under our group health care, dental and vision plans for a period not to exceed 24 months measured from his June 1, 2009 conversion date to part-time employment.

•	Participation in our Severance Plan at the Senior Advisor level.

•

Distribution of the entire balance of his Trust Account and RSU Trust Account on December 1, 2009, since his conversion to part-time status constituted a separation from service for purposes of those accounts. The delay in payment following the May 31, 2009 conversion date was required by applicable tax laws.

•

Reimbursement of expenses incurred in attending professional conferences and up to $12,000 per year of additional reimbursements for the costs of professional journals and membership fees in professional organizations.

•	As was the case with his full-time employment terms, Dr. Lange will be subject to certain non-solicitation covenants for a one-year period following the termination of his part-time employee status.

The Compensation Committee believed that Dr. Lange would in his part-time status continue to provide valuable services to us and make significant contributions to the development of our cardiovascular therapeutics organization and the commercialization of its product lines. Accordingly, the Compensation Committee approved the recommended arrangement as fair and reasonable and believed that it would provide sufficient incentive for Dr. Lange to play a meaningful role in the organizational development and commercialization efforts of our cardiovascular therapeutics division.

On November 5, 2009, Dr. Lange received an equity award of 10,500 stock options and 3,500 time-based RSUs. Both of these grants have five-year vesting and are subject to the general terms of Gilead’s Equity Incentive Plan. These grants were meant to recognize Dr. Lange for his significant contributions to the cardiovascular organization and the ongoing importance of retaining him as an internal advisor to Gilead.

2010 Executive Compensation

In January 2010, our Compensation Committee approved 2010 base salaries, target 2010 bonus amounts, and awarded stock option grants and performance shares to the following Named Executive Officers as detailed in the table below. These awards were determined on the basis of the executive compensation philosophy and principles discussed earlier in this Compensation Discussion and Analysis and reflected our Compensation Committee’s assessment of company and individual performance during fiscal 2009.

Executive Officer	Base Salary	Target 2010 Bonus (as % of Base Salary)	Number of Stock Options Awarded(1)	Number of Performance Shares Awarded
John C. Martin	$1,350,000	130%	318,000	106,000
John F. Milligan	$870,000	90%	140,000	49,000
Kevin Young	$670,000	70%	87,000	29,000
Norbert W. Bischofberger	$715,000	70%	72,000	24,000
Robin L. Washington	$562,000	60%	48,000	18,000

(1)	Stock option awards were granted on January 28, 2010 with an exercise price of $47.51 per share.

For the 2010 equity awards, our Compensation Committee approved a 50% / 50% mix of stock option and performance shares for each Named Executive Officer. The awarded performance shares will convert into actual shares of our common stock based on:

•	our achievement of specified performance goals measured over the three-year period beginning January 1, 2010, and ending December 31, 2012, and

•	the individual’s continued service with us through that period, subject to certain exceptions should such service terminate by reason of death, disability or retirement.

The actual number of shares of our common stock into which the performance shares may convert will be calculated by multiplying the number of performance shares by a performance percentage ranging from 0% to 200% based on the level of company performance measured in terms of the following two performance criteria: (a) our total shareholder return for the three-year performance period relative to the total shareholder return realized by the companies comprising the Peer Group Index for that period and (b) our revenue growth relative to the Peer Group Index during that three-year period. The actual percentages will be determined on the basis of the percentile matrix set forth on page 42 for the 2009 fiscal year performance shares.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly traded companies for compensation paid to the Chief Executive Officer and certain other executive officers (except the Chief Financial Officer) to the extent that compensation exceeds $1,000,000 per officer in any taxable year and does not otherwise qualify as performance-based compensation. Our existing equity compensation plan and annual bonus plan for executive officers have been structured with the intent to qualify the compensation paid or earned under those plans as performance-based compensation not subject to the $1,000,000 limitation. As a consequence, we believe that all compensation paid to our executive officers for the 2009 fiscal year, except for $242,095 of base salary for Dr. Martin, should not be subject to the $1,000,000 limit on deductibility imposed under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee will continue to evaluate ways to achieve compliance with Section 162(m) that are in our best interests. However, in establishing the cash and equity incentive compensation programs for the executive officers, our Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. Our Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain high quality executive officers, even if all or part of that compensation may not be deductible by reason of Section 162(m).

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

Gordon E. Moore, Chairman
Kevin E. Lofton
John W. Madigan
Nicholas G. Moore

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our Compensation Committee undertook a review of the compensation programs for our Named Executive Officers and for our other employees to determine whether any of those programs encourage excess risk taking that would create a material risk to our economic viability. Based on that review, our Compensation Committee concluded it was not reasonably likely that any of our compensation programs, whether individually or in aggregate, would have a material adverse effect upon us. In reaching such conclusion, the Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs for our Named Executive Officers:

•

Our overall compensation structure is applied uniformly throughout the company, with the only major exception relating to the form in which the equity component is granted. For individuals below the level of Vice President, the equity component is in the form of stock option grants and restricted stock units tied solely to service-vesting requirements, while for employees at the level of Vice President or above, the equity component is primarily in the form of stock option grants and performance share awards. Other than for sales employees, we do not have compensation arrangements that are unique to any of our business units or that otherwise depart significantly from the general uniformity of our overall compensation structure. Our sales employees are included in incentive plans that are subject to multiple levels of review during both the design stage and the incentive calculation and payment process. Only Senior Directors and below are eligible for the incentive plans in which targets range between approximately 20% and 52.5% of base salary. Payments are based on prescriptions written during the previous quarter to ensure results are assessed and confirmed. Performance objectives and potential payouts are reviewed on a quarterly basis and are subject to a cutback feature that allows for payment reductions if there is a large transaction that was not expected or foreseen at the time the goals were set or should any other unusual or extraordinary event occur after the goals are set.

•

For our broad-based manager and above employee population, a significant component of compensation is in the form of equity awards tied to the price of our common stock, and increasing levels of compensation are derived from those awards as our stock price appreciates and shareholder value is thereby created. Accordingly, our overall compensation program is structured so as to encourage long-term growth and appreciation in the value of our business and stock price. For our entry-level employees, the predominant component of compensation is base salary.

•

Although stock options have the potential to encourage risk taking our equity awards vest over a period of years. This vesting period encourages our executive officers and other employees to focus on sustaining our long-term performance. Because the grants are made annually, our executive officers and employees always have unvested awards outstanding that could decrease significantly in value if our business is not managed for the long term.

•

Our overall compensation structure is not overly weighted toward short-term incentives. The short-term cash incentive programs that we do have are subject to a dollar cap per individual tied to a multiple of his or her annual base salary. For instance, our Chief Executive Officer’s target annual bonus award in 2009 was about 125% of his annual base salary for that year. We believe that capping our short-term incentive award in this manner protects against disproportionately large short-term incentives that might encourage excessive risk taking. In addition, our Compensation Committee has broad discretion in determining the size of annual bonus awards for our Named Executive Officers by taking into consideration such factors as it deems appropriate, including whether an executive officer has caused us to incur unnecessary or excessive risk.

•

The performance goals for our 2009 cash bonus program were based on a variety of performance metrics (both company-wide financial and non-financial goals as well as individual performance goals) that we believe are strategic to our long-term financial success and correlate to the creation of long-term shareholder value. We also have a formal internal business risk assessment structure that identifies the major risks to our business and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for our short-term incentive programs might otherwise contribute to any potential risks identified for our business, there are already procedures in place to control and limit those risks.

•

The vesting of the performance share awards that we make to employees at the level of Vice President or above is tied to the comparison of our total shareholder return and revenue growth for the performance period to that of our peer industry group. Performance objectives tied to total shareholder return and revenue growth are aligned with our overall goal to create and sustain long-term shareholder value. In addition, our performance share awards have overlapping performance periods, so any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards. To further ensure that there is not a significant incentive for unnecessary risk taking, we cap the payout of these awards at 200% of target.

•

The wealth creation opportunities for our Named Executive Officers and other senior management are primarily in the form of their equity awards. We do not have retirement plans or other meaningful sources of wealth creation provided under our cash compensation programs. Excessive risk taking would not only jeopardize the financial viability of our company but would also subject our named executive officers and other senior management to substantial economic loss were our common stock to become worthless or drop substantially in price. For that reason, there is a substantial alignment between the structure of our compensation programs and the creation of shareholder value.

•

We have also instituted share ownership guidelines which require our executive officers to maintain a substantial ownership interest in us. By requiring that a significant amount of their personal wealth be tied to long-term holdings in our stock, we further align their interests with those of our shareholders and mitigate the risk of excessive risk taking.

•

We have adopted a compensation recovery policy that permits us to recoup compensation earned as a result of misconduct by our executive officers that results in an obligation on our part to file financial restatements.

•

Finally, we have adopted policies that preclude any hedging transactions in our common stock, such as put and call options or pre-paid forward sale contracts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of our common stock or restricted stock units or performance shares that will convert into such shares upon the satisfaction of the applicable vesting requirements.

For the foregoing reasons, our Compensation Committee concluded that it was not reasonably likely that our overall employee compensation structure, when analyzed either in terms of its company-wide application or its specific application to our various major business units, including those that represent a significant portion of our overall risk profile, those that are substantial profit centers and those with significant compensation cost in relation to their revenue, would have any material adverse effect upon the company.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years 2009, 2008 and 2007, certain compensation awarded or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers as of the end of fiscal 2009 and one former executive officer that served during fiscal 2009 (our “Named Executive Officers”):

Name and Principal Position	Year	Salary(1)		Bonus	Stock Awards			Option Awards(2)			Non-Equity Incentive Plan Compensation(1) (3)		All Other Compensation(4)			Total
John C. Martin	2009		$1,242,095	—		$6,189,356	(7)		$5,050,980			$2,187,500		$5,300			$14,675,231
Chairman and Chief Executive Officer	2008		$1,146,261	—		$2,789,741			$6,859,160			$1,651,650		$107,131			$12,553,943
	2007		$1,045,833	—		$2,716,788			$7,338,510			$1,617,000		$3,800			$12,721,931

Robin L. Washington	2009		$527,505	—		$1,237,871	(7)		$1,357,443			$398,640		$5,000			$3,526,459
Senior Vice President and Chief Financial Officer(5)	2008		$329,811	$125,000		$812,100			$1,870,170			$192,602		$5,000			$3,334,683

John F. Milligan	2009		$805,008	—		$2,908,997	(7)		$2,357,124			$850,500		$21,130	(10)		$6,942,759
President and Chief Operating Officer	2008		$727,988	—		$1,018,980			$3,242,308			$693,589		$21,008			$5,703,873
	2007		$626,340	—		$1,086,715			$4,558,281			$541,800		$20,402			$6,833,538

Kevin Young	2009		$596,672	—		$1,906,322	(7)		$1,555,702			$504,450		$5,000			$4,568,146
Executive Vice President, Commercial Operations	2008		$557,505	—		$877,455			$2,182,460			$440,160		$13,318			$4,070,898
	2007		$527,500	—		$1,009,093			$4,313,664			$445,200		$26,755			$6,322,212

Norbert W. Bischofberger	2009		$677,923	—		$1,633,990	(7)		$1,333,459			$550,800		$5,400			$4,201,572
Executive Vice President, Research and Development and Chief Scientific Officer	2008 2007	$ $	653,798 637,958	— —	$ $	764,235 1,009,093		$ $	1,870,680 4,313,664		$ $	495,180 523,609	$ $	5,350 3,800		$ $	3,789,243 6,488,124

Louis G. Lange	2009		$325,276	—		$2,221,595	(8)		$1,748,874	(9)		$130,534		$7,447,610	(11)		$11,873,889
Former Executive Vice President, Cardiovascular Therapeutics(6)

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to our 401(k) employee savings and retirement plan.
(2)

Represents the aggregate grant-date fair value of the stock options awarded to the Named Executive Officer for the applicable year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), and does not take into account any estimated forfeitures. Assumptions used in the calculation of the grant-date fair value are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K for such fiscal year.

(3)	Represents amounts paid under our corporate bonus plan based on our Compensation Committee’s review of corporate performance and individual achievements.
(4)

For each Named Executive Officer (other than Dr. Lange), in 2009, includes a $5,000 matching contribution made by us on such individual’s behalf to the 401(k) employee savings and retirement plan. The amount of the matching contribution made on behalf of Dr. Lange in 2009 was $2,682.

(5)	Ms. Washington has served as our Senior Vice President and Chief Financial Officer since May 5, 2008.
(6)

Dr. Lange served as our Executive Vice President, Cardiovascular Therapeutics from April 17, 2009 until May 31, 2009. Since June 1, 2009, Dr. Lange has served as our Senior Advisor, a non-executive officer position.

(7)

Represents the aggregate grant-date fair value of the performance shares for the applicable fiscal year calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives, and does not take into account any estimated forfeitures. The grant-date fair value of the 2009 performance share awards assuming maximum payout are as follows: John C. Martin ($17,332,358), Robin L. Washington ($3,466,472), John F. Milligan ($8,146,208), Kevin Young ($5,338,366) and Norbert W. Bischofberger ($4,575,742). Assumptions used in the calculation of the grant-date fair value are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K for such fiscal year.

(8)

Represents the aggregate grant-date fair value of three separate stock awards made to Dr. Lange for the 2009 year that is calculated in accordance with FASB ASC Topic 718 and does not take into account any estimated forfeitures. The stock award made to Dr. Lange with a grant-date fair value of $1,320,900 included in the aggregate grant-date fair value reported above for Dr. Lange was subsequently cancelled upon his conversion to part-time employment status and was replaced with a new stock award with a grant-date fair value of $750,000 that is also included in the aggregate grant-date fair value reported above.

(9)

Represents the aggregate grant-date fair value of two separate stock option grants made to Dr. Lange for the 2009 year that is calculated in accordance with FASB ASC Topic 718 and does not take into account any estimated forfeitures. Assumptions used in the calculation of the grant-date fair value are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K for such fiscal year. The stock option grant made to Dr. Lange with a grant-date fair value of $1,596,900 included in the aggregate grant-date fair value reported above for Dr. Lange initially covered 100,000 shares of our common stock. However, that option was subsequently cancelled as to 76,000 of those shares upon Dr. Lange’s conversion to part-time employment status. As a result, the net grant-date fair value of that option as reduced to the 24,000 shares is only $383,182.

(10)

Includes matching contributions made under our 401(k) plan ($5,000), airline club dues ($400), forgiveness of a portion of the housing loan originally made to Dr. Milligan in May 2001 ($11,000), imputed interest ($4,407) and tax reimbursements associated with his use of our corporate jet ($323).

(11)

Includes (i) matching contributions under our 401(k) plan ($2,682), (ii) reimbursement for legal fees incurred by Dr. Lange in connection with the negotiation of his full-time and part-time employment terms with us ($26,887), (iii) tax reimbursements associated with his use of our corporate jet ($396), (iv) a payment representing the cash severance obligation we assumed under Dr. Lange’s existing employment agreement with CV Therapeutics, Inc. (“CV Therapeutics”) in connection with our acquisition of CV Therapeutics that became due and payable six months after the date he incurred a separation from service upon his conversion to limited part-time employment status with us ($3,776,333), (v) a payment representing the cash proceeds attributable to the liquidation and cancellation of his CV Therapeutics restricted stock units in connection with the acquisition that became due and payable six months after he incurred such separation from service ($3,625,000) and (vi) earnings on the payments described in clauses (iv) and (v) during the period they were deferred following our acquisition of CV Therapeutics ($16,312).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the 2009 fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options(3)		Exercise or Base Price of Option Award(3)	Closing Market Price on Date of Grant(3)	Grant Date Fair Value of Stock and Option Award(4)
		Threshold	Target	Maximum	Threshold(2)	Target		Maximum
John C. Martin	1/21/2009	—	—	—	—	—		—	—		300,000		$47.20	$49.40	$5,050,980
	1/21/2009	—	—	—	10,000	100,000	(5)	200,000	—		—		—	—	$6,189,356
	N/A	—	$1,562,500	$2,343,750	—	—		—	—		—		—	—	—

Robin L. Washington	1/21/2009	—	—	—	—	—		—	—		50,000		$47.20	$49.40	$841,830
	1/21/2009	—	—	—	2,000	20,000	(5)	40,000	—		—		—	—	$1,237,871
	7/29/2009	—	—	—	—	—		—	—		30,000		$49.81	$49.81	$515,613
	N/A	—	$288,585	$432,878	—	—		—	—		—		—	—	—

John F. Milligan	1/21/2009	—	—	—	—	—		—	—		140,000		$47.20	$49.40	$2,357,124
	1/21/2009	—	—	—	4,700	47,000	(5)	94,000	—		—		—	—	$2,908,997
	N/A	—	$607,500	$911,250	—	—		—	—		—		—	—	—

Kevin Young	1/21/2009	—	—	—	—	—		—	—		92,400		$47.20	$49.40	$1,555,702
	1/21/2009	—	—	—	3,080	30,800	(5)	61,600	—		—		—	—	$1,906,322
	N/A	—	$360,000	$540,000	—	—		—	—		—		—	—	—

Norbert W. Bischofberger	1/21/2009	—	—	—	—	—		—	—		79,200		$47.20	$49.40	$1,333,459
	1/21/2009	—	—	—	2,640	26,400	(5)	52,800	—		—		—	—	$1,633,990
	N/A	—	$408,000	$612,000	—	—		—	—		—		—	—	—

Louis G. Lange	5/6/2009	—	—	—	—	—		—	—		100,000	(9)	$44.03	$44.03	$1,596,590
	5/6/2009	—	—	—	—	30,000	(6)	—	—		—		—	—	$1,320,400
	7/29/2009	—	—	—	—	15,000	(7)	—	—		—		—	—	$747,150
	11/4/2009	—	—	—	—	—		—	—		10,500		$43.87	$43.87	$152,284
	11/4/2009	—	—	—	—	—		—	3,500	(8)	—		—	—	$153,545
	N/A	—	$94,934	$142,401	—	—		—	—		—		—	—	—

(1)

Actual amounts paid in February 2010 were based on our Compensation Committee’s review of corporate performance and individual achievements in 2009 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 53. In accordance with our corporate bonus plan, performance-based cash bonuses with respect to 2009 were paid to Named Executive Officers who were employed as of the payment date.

(2)

Amounts in the “Threshold” column represent the minimum number of shares of our common stock issuable (e.g. 10% of the number of allotted performance shares) upon achievement of the performance goals described in footnote 5 below.

(3)

Reflects option awards granted under our 2004 Equity Incentive Plan, the terms of which are consistent with those of options granted to other employees under the 2004 Equity Incentive Plan. The options vest at the rate of 20% on the first anniversary of the grant date and 5% each quarter thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of options granted under the 2004 Equity Incentive Plan is ten years. Prior to April 30, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the day before the grant date. Beginning May 1, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date.

(4)

Represents the grant-date fair value of each reported equity award, calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. The grant-date fair value of the performance shares awarded is based on the probable outcome of the attainment of one or more pre-established performance objectives.

(5)

Reflects performance shares granted under our 2004 Equity Incentive Plan. The performance shares will vest and convert into actual shares of our common stock based on the level at which the following two performance goals are attained: (i) our total shareholder return (“TSR”) relative to the NYSE Arca Biotech Index and the NYSE Arca Pharmaceutical Index, formerly known as the AMEX Biopharmaceutical Index (together, the “Peer Group Index”) over the three-year period beginning January 1, 2009 and ending December 31, 2011, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each Named Executive Officer is calculated by multiplying the number of performance shares allotted by a percentage ranging from 0% to 200%, based on our percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement of performance is determined as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Averaged stock price from 2009 through 2011 compared to 2008 stock performance	2011 revenues compared to 2008 revenues	By March 15, 2012

In order to vest, the Named Executive Officer must remain employed until our Compensation Committee determines the actual level of attainment of the performance goals applicable. Should a Named Executive Officer’s employment terminate due to death, disability or retirement, then he or she will be eligible to receive a portion of the shares allotted covering the fiscal year in which his or her employment so terminates. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the Named Executive Officer during the performance period.

(6)

Represents a restricted stock unit award for the indicated number of shares of our common stock that was cancelled upon Dr. Lange’s conversion to part-time employment status. Vesting of the award was tied to the attainment of three separate trances of pre-established performance goals over Dr. Lange’s period of continued employment.

(7)

Represents a new restricted stock unit award that was made to Dr. Lange in connection with his conversion to part-time employment status. The vesting of the award is tied to Dr. Lange’s attainment of pre-established performance objectives and his continued employment until the date our Compensation Committee determines those objectives have been attained.

(8)	Represents a restricted stock unit award that will vest in a series of five successive equal annual installments over a five-year period of continued employment measured from November 4, 2009.
(9)

This option was subsequently cancelled as to 76,000 shares upon Dr. Lange’s conversion to part-time employment status. The grant-date fair value of that option as reduced to the 24,000 shares is $383,182.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option award and unvested stock award held by each of our Named Executive Officers as of December 31, 2009:

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
John C. Martin	33,008	—		—	$3.70	4/5/2010	—		—	—		—
	932,976	—		—	$3.70	1/18/2011	—		—	—		—
	1,120,000	—		—	$8.22	1/30/2012	—		—	—		—
	1,600,000	—		—	$8.94	1/29/2013	—		—	—		—
	1,700,000	—		—	$15.27	1/28/2014	—		—	—		—
	807,500	42,500		—	$16.01	1/26/2015	—		—	—		—
	675,000	225,000		—	$29.01	1/25/2016	—		—	—		—
	330,000	270,000		—	$32.79	1/22/2017	—		—	—		—
	154,000	286,000		—	$43.15	1/30/2018	—		—	—		—
	—	300,000	(3)	—	$47.20	1/21/2019	—		—	—		—
	—	—		—	—	—	35,000	(4)	$1,541,400	—		—
	—	—		—	—	—	—		—	98,560	(7)	$4,264,691
	—	—		—	—	—	—		—	200,000	(8)	$8,654,000

Robin L Washington	30,000	70,000		—	$54.14	5/7/2018	—		—	—		—
	—	50,000	(3)	—	$47.20	1/21/2019	—		—	—		—
	—	30,000	(3)	—	$49.81	7/29/2019	—		—	—		—
	—	—		—	—	—	5,000	(5)	$216,350	5,000		$216,350
	—	—		—	—	—	—		—	40,000	(8)	$1,730,800

John F. Milligan	7,352	—		—	$4.91	4/18/2011	—		—	—		—
	13,280	—		—	$8.22	1/30/2012	—		—	—		—
	11,180	—		—	$8.94	1/29/2013	—		—	—		—
	280,000	—		—	$17.50	7/30/2013	—		—	—		—
	600,000	—		—	$15.27	1/28/2014	—		—	—		—
	332,500	17,500		—	$16.01	1/26/2015	—		—	—		—
	300,000	100,000		—	$29.01	1/25/2016	—		—	—		—
	154,000	126,000		—	$32.79	1/22/2017	—		—	—		—
	35,000	35,000		—	$41.48	5/8/2017	—		—	—		—
	56,000	104,000		—	$43.15	1/30/2018	—		—	—		—
	12,000	28,000		—	$54.14	5/7/2018	—		—	—		—
	—	140,000	(3)	—	$47.20	1/21/2019	—		—	—		—
	—	—		—	—	—	14,000	(4)	$605,780	—		—
	—	—		—	—	—	—		—	36,000	(7)	$1,557,720
	—	—		—	—	—	—		—	94,000	(8)	$4,067,380

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Kevin Young	104,500	—		—	$17.68	11/2/2014	—		—	—		—
	—	12,500		—	$16.01	1/26/2015	—		—	—		—
	270,000	90,000		—	$29.01	1/25/2016	—		—	—		—
	143,000	117,000		—	$32.79	1/22/2017	—		—	—		—
	35,000	35,000		—	$41.48	5/8/2017	—		—	—		—
	49,000	91,000		—	$43.15	1/30/2018	—		—	—		—
	—	92,400	(3)	—	$47.20	1/21/2019	—		—	—		—
	—	—		—	—	—	13,000	(4)	$562,501	—		—
	—	—		—	—	—	—		—	31,000	(7)	$1,341,370
	—	—		—	—	—	—		—	61,600	(8)	$2,665,432

Norbert W. Bischofberger	42,500	17,500		—	$16.01	1/26/2015	—		—	—		—
	270,000	90,000		—	$29.01	1/25/2016	—		—	—		—
	143,000	117,000		—	$32.79	1/22/2017	—		—	—		—
	35,000	35,000		—	$41.48	5/8/2017	—		—	—		—
	42,000	78,000		—	$43.15	1/30/2018	—		—	—		—
	—	79,200	(3)	—	$47.20	1/21/2019	—		—	—		—
	—	—		—	—	—	13,000	(4)	$562,510	—		—
	—	—		—	—	—	—		—	27,000	(7)	$1,168,290
	—	—		—	—	—	—		—	52,800	(8)	$2,284,656

Louis G. Lange	43,250	—		—	$85.84	5/16/2010	—		—	—		—
	21,625	—		—	$93.90	10/31/2011	—		—	—		—
	54,062	—		—	$53.67	12/2/2012	—		—	—		—
	15,570	—		—	$57.67	12/5/2015	—		—	—		—
	324	—		—	$30.83	12/11/2016	—		—	—		—
	—	24,000	(3)	—	$44.03	5/6/2019	—		—	—		—
	—	10,500	(3)	—	$43.87	11/4/2019	—		—	—		—
	—	—		—	—	—	15,000	(5)	$649,050	—		—
	—	—		—	—	—	3,500	(6)	$151,445	—		—

(1)

All options vest over a five-year period. The options vest at the rate of 20% on the first anniversary of the grant date and 5% each quarter thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of options granted under the 2004 Equity Incentive Plan is ten years.

(2)

Prior to April 30, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the day before the grant date. Beginning May 1, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date.

(3)	Option award for the Named Executive Officer is also included in the Grants of Plan-Based Awards table on page 55.
(4)

Represents the number of shares of our common stock that will vest and become issuable pursuant to Tranche 3 of the 2007 performance shares at “Maximum” level of performance goal attainment if the Named Executive Officer remains employed through the date our Compensation Committee determines the actual level of attainment for the performance period that ended December 31, 2009.

The number of 2007 performance shares for such Named Executive Officer was divided into three separate tranches, one for each of the 2007, 2008 and 2009 fiscal years, as indicated below. Each tranche vests and converts into actual shares of our common stock based on the level at which the following two performance goals are attained for the applicable fiscal year : (i) our TSR for such fiscal year relative to the Peer Group Index and (ii) our revenue growth for such fiscal year relative to the Peer Group Index. The actual number of shares issuable to each Named Executive Officer is calculated by multiplying the number of performance shares allotted to that tranche by a percentage ranging from 0% to 200%, based on our percentile rankings for both revenue growth and TSR relative to the Peer Group Index for the applicable fiscal year. The three tranches into which the number of performance shares at Target level has been divided for performance measurement purposes are as follows:

		Performance Measurement Period
Tranche	Percent of Allotted Shares	TSR	Revenue Growth	Vesting Date
1	25%	2007 stock performance compared to 2006 stock performance	2007 revenues compared to 2006 revenues	On March 17, 2008
2	25%	Averaged stock price from 2007 through 2008 compared to 2006 stock performance	2008 revenues compared to 2006 revenues	On March 15, 2009
3	50%	Averaged stock price from 2007 through 2009 compared to 2006 stock performance	2009 revenues compared to 2006 revenues	By March 15, 2010

In order to vest in a particular tranche, the Named Executive Officer must remain employed until our Compensation Committee determines the actual level of attainment of the performance goals applicable to that tranche. Should a Named Executive Officer’s employment terminate due to death, disability or retirement, then he or she will be eligible to receive a portion of the shares allotted to the particular tranche covering the fiscal year in which his or her employment so terminates. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance for that fiscal year and will be pro-rated to reflect the number of calendar months of employment completed by the Named Executive Officer in that particular fiscal year.

(5)

Represents the number of shares of our common stock that will vest and become issuable pursuant to a restricted stock unit award tied to the attainment of pre-established performance objectives if the individual’s continued employment until the date our Compensation Committee determines the objectives have been attained for the performance period ended December 31, 2009. This award is also included in the Grants of Plan-Based Awards table on page 55.

(6)

Represents a restricted stock unit award that will vest in a series of five successive equal annual installments over a five-year period of continued employment measured from November 4, 2009. This award is also included in the Grants of Plan-Based Awards table on page 55.

(7)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2008 performance shares if the performance goals are attained at “Maximum” level. The performance shares will vest and convert into actual shares of our common stock based on the level at which the following two performance goals are attained: (i) our TSR relative to the Peer Group Index over the three-year period beginning January 1, 2008 and ending December 31, 2010, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each Named Executive Officer is calculated by multiplying the number of performance shares allotted by a percentage ranging from 0% to 200%, based on our percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement performance is determined as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Average stock price from 2008 through 2010 compared to 2007 stock performance	2010 revenues compared to 2007 revenues	By March 15, 2011

In order to vest, the Named Executive Officer must remain employed until our Compensation Committee determines the actual level of attainment of the performance goals applicable. Should a Named Executive Officer’s employment terminate due to death, disability or retirement, then he or she will be eligible to receive a portion of the shares allotted covering the fiscal year in which his or her employment so terminates. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the Named Executive Officer during the performance period.

(8)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2009 performance shares described in footnote 5 to the Grants of Plan-Based Awards table on page 55 assuming performance goals are attained at “Maximum” level.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired upon exercise of stock options and vesting of performance shares for each of our Named Executive Officers during the year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
John C. Martin	1,303,376	$55,427,651	35,000	$1,541,400
Robin L. Washington	—	—	—	—
John F. Milligan	646,568	$23,213,381	14,000	$616,560
Kevin Young	195,000	$5,725,013	13,000	$572,520
Norbert W. Bischofberger	450,000	$14,736,520	13,000	$572,520
Louis G. Lange	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan provides our executive officers, including all of our Named Executive Officers, and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer up to 70% of his or her salary and up to 100% of his or her bonus/commission each year. The deferred amount is credited to an account maintained in his or her name in which the participant is fully vested at all times. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. There are 23 investment funds available for selection under the plan, and they are substantially the same as those available under our broad-based 401(k) employee savings plan. Investment elections may be changed on a daily basis. The participant may elect to receive his or her deferred account balance at a designated age, no earlier than age 50 and no later than age 75, or upon termination of employment or on the second or fifth anniversary of his or her termination date. The distribution may, at the participant’s election, be made in a lump sum or in annual installments over a period not to exceed ten years. A participant can receive an early distribution of a portion of his or her account balance in the event of a financial hardship. In the event of the participant’s death, his or her account balance will be distributed in a lump sum to the designated beneficiary.

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers under our Deferred Compensation Plans.

Name	Executive Contributions in Last Fiscal Year		Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)(2)	Aggregate Withdrawals/ Distributions		Aggregate Balance at Last Fiscal Year-End
John C. Martin	—		—	$1,468,005	—		$5,507,037	(5)
Robin L. Washington	—		—	—	—		—
John F. Milligan	—		—	—	—		—
Kevin Young	—		—	$(13,351)	$1,701,103		—
Norbert W. Bischofberger	—		—	$279,127	—		$1,352,987
Louis G. Lange	$7,401,333	(3)	—	$16,312	$7,417,645	(4)	—

(1)

The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of tracking the notional investment return on his or her balance for fiscal year 2009.

(2)

Although 23 investment funds are available for selection under our Deferred Compensation Plan, the investment selections for the 2009 fiscal year were concentrated primarily in the eight investment funds named below. The rate of return for each such fund for the 2009 fiscal year was as follows:

Name of Fund	% Rate of Return
Fidelity Retirement Money Market	0.63%
Fidelity Growth Company	41.15%
T. Rowe Price Blue Chip	42.57%
Fidelity Diversified International	31.78%
Fidelity Spartan US Equity Index	26.51%
Fidelity Intermediate Bond	17.13%
Fidelity Low-Priced Stock	39.08%
Fidelity Equity Income	29.54%

(3)

The amount is attributable to the following sums to which Dr. Lange would have become entitled under his existing employment agreement with CV Therapeutics had he separated from service at the time of our acquisition of CV Therapeutics but which were deferred upon our assumption of those CV Therapeutics payment obligations in connection with our retention of his services following the acquisition: (i) $3,776,333 representing the cash severance obligation we assumed under his existing employment agreement with CV Therapeutics, and (ii) $3,625,000 representing the cash proceeds attributable to the liquidation and cancellation of his CV Therapeutics restricted stock units in connection with the acquisition that became due and payable on designated dates over his period of continued employment with us or upon his earlier separation from service. These amounts were also reported for Dr. Lange in the “All Other Compensation” column of the Summary Compensation Table on page 53 because they were paid to him during the 2009 fiscal year.

(4)	This amount became payable six months after Dr. Lange incurred a separation from service upon his conversion to limited part-time employment status with us.
(5)	Includes $1,617,000 of compensation reported for such individual in the Summary Compensation Table on page 53 for the 2007 fiscal year (deferred non-equity incentive plan compensation).

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

We do not have employment agreements with our Named Executive Officers. The employment terms in effect for Dr. Lange during 2009 are summarized under “Employment Terms with Louis Lange” under the Compensation Discussion and Analysis section beginning on page 47.

The employment of all of our Named Executive Officers is at will. However, our Named Executive Officers will be entitled to certain severance benefits upon their termination of employment under certain defined circumstances. The amount and type of compensation payable to each Named Executive Officer upon termination of employment will depend upon the circumstances under which such termination occurs. There are three general categories of termination:

•

Voluntary Termination/For Cause Termination: includes voluntary termination of employment by the Named Executive Officer other than in connection with a resignation for good reason, retirement by the Named Executive Officer and termination of the Named Executive Officer’s employment by us for cause;

•

Involuntary Termination without Cause: includes termination of the Named Executive Officer’s employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or resignation by the Named Executive Officer in connection with a significant restructuring of his or her individual’s job duties or a change in his or her work location of more than 50 miles; and

•

Change in Control Termination: includes the termination of the Named Executive Officer’s employment by us without cause, or his or her resignation for good reason, in connection with a change in control transaction.

Compensation upon Voluntary Termination/For Cause Termination

A termination of employment due to voluntary termination or termination for cause does not entitle the Named Executive Officer to any payments or benefits other than any accrued salary and vacation pay and any already-vested but unpaid benefits. Stock awards held by our Named Executive Officers will not be subject to accelerated vesting or otherwise enhanced in the event of voluntary termination or termination for cause.

Compensation upon Retirement

If a Named Executive Officer retires at a time when his or her combined age and years of service with us equal or exceed 70 years, then such Named Executive Officer will be entitled to the following enhanced benefits under certain of his or her outstanding equity awards:

•	up to a three-year post-retirement exercise period for any options that were otherwise vested at the time of his or her retirement; and

•

pro-rata vesting of any performance shares for which the applicable performance goals are subsequently attained but as to which the Named Executive Officer failed to complete the required service-vesting period by reason of his or her retirement.

Compensation upon Involuntary Termination without Cause

Our Severance Plan provides severance benefits to the Named Executive Officers upon involuntary termination of their employment by us without cause or their resignation for good reason. For the Named Executive Officers, these benefits consist of:

•

a cash payment equal to the applicable a multiple of the sum of (i) Named Executive Officer’s annual base salary in effect on the date of termination and (ii) the average actual bonus earned by such individual for the prior three fiscal years, with an applicable multiple of two for Dr. Martin and a multiple of one-and-one-half for all other Named Executive Officers;

•	outplacement services for 12 months for Dr. Martin and six months for all other Named Executive Officers; and

•	a lump sum payment at the time of termination to cover the estimated cost of COBRA continued care coverage for 24 months for Dr. Martin and 18 months for all other Named Executive Officers.

Stock awards held by our Named Executive Officers will not be subject to accelerated vesting or otherwise enhanced in the event of such an involuntary termination without cause.

The cash severance component under our Severance Plan is paid in accordance with our normal payroll practices (e.g., semi-monthly) over a period of years corresponding to the applicable multiple for the individual. The Named Executive Officer will be required to execute a release of claims against us in order to receive benefits under our Severance Plan.

Compensation upon Termination of Employment in Connection with a Change in Control

Our Severance Plan and stock plans provide benefits to the Named Executive Officers whose employment is involuntarily terminated by us without cause, or who resign for good reason, within a designated period before or following a change in control. Under our Severance Plan, if Dr. Martin is involuntarily terminated without cause, or he resigns for good reason, during the period beginning with the execution of the definitive agreement for the change in control transaction and ending 24 months after the effective date of the change in control event, he would be entitled to receive cash benefits equal to:

•	three times his annual base salary in effect on the date of termination, and

•	three times the average bonus earned for the prior three fiscal years.

Under our Severance Plan, if any of our other Named Executive Officers is involuntarily terminated without cause, or resigns for good reason, during the period beginning with the execution of the definitive agreement for the change in control transaction and ending 18 months after the effective date of change in control event, he or she would be entitled to receive cash benefits equal to:

•	two-and-one-half times his or her annual base salary in effect on the date of termination, and

•	two-and-one-half times the average bonus earned for the prior three fiscal years.

In addition, in the event of such involuntary termination without cause or resignation for good reason in connection with a change in control, the Named Executive Officers would also be entitled to receive benefits equal to:

•	outplacement services for 12 months for Dr. Martin and six months for all other Named Executive Officers; and

•	a lump sum payment at the time of termination to cover the estimated cost of COBRA continued care coverage for 36 months for Dr. Martin and 30 months for all other Named Executive Officers.

Our Named Executive Officers hold outstanding awards under our 2004 Equity Incentive Plan and our 1991 Stock Option Plan. If during the period beginning with the execution of the definitive agreement for the change in control transaction and ending after a specified period of months following the change in control (24 months for Dr. Martin and 18 months for our other Named Executive Officers), a Named Executive Officer is involuntarily terminated without cause or resigns for good reason, his or her outstanding stock options, restricted stock units and other stock-based awards under our 2004 Equity Incentive Plan will become fully vested as of the date of such termination. If within one month before or within 13 months following the effective date of a change in control event, a Named Executive Officer is involuntarily terminated without cause or resigns for good reason, his or her stock options and other stock-based awards under our 1991 Stock Option Plan will become fully vested as of the date of such termination.

Each of our current Named Executive Officer who qualifies for such change in control severance benefits under our Severance Plan will also be eligible for an additional payment in the form of a full tax gross-up, net of applicable income, employment and excise taxes, plus any interest or penalties, to cover any excise tax imposed under the Internal Revenue Code on any compensation or other benefits payable under our Severance Plan or under any other of our compensation programs (such as the accelerated vesting of options and other stock-based awards), that are deemed to result in a parachute payment. However, on January 28, 2010, the Severance Plan was amended to restrict the class of individuals eligible for such additional payment and to impose a benefit limitation on all other participants who qualify for benefits under the Severance Plan. The amendment effected the following changes:

(i) Eligibility for the additional tax gross-up payment is now limited solely to those individuals who met standards for such potential payment as of January 28, 2010 by reason of their current employment in a position of Senior Director level or above. We estimate that the total number of individuals who will remain eligible for such payment will not exceed 51 individuals.

(ii) No individual hired on or after January 28, 2010, and no individual employed by the Company as of that date in a position below the level of Senior Director will be eligible for the additional tax gross-up payment, even if they are hired for or promoted to a position at Senior Director level or above.

(iii) Any severance benefits provided under the Severance Plan in connection with a change in control or ownership, together with any other amounts that qualify as parachute payments under the Internal Revenue Code, that become payable to any individual not eligible for the additional tax gross-up payment by reason of the foregoing limitation will be subject to the following benefit limitation:

If the parachute value of such benefits and amounts exceeds in the aggregate the safe harbor amount allowable under Section 280G of the Internal Revenue Code without triggering a parachute payment, then such benefits and amounts shall be reduced to the greater of (i) the portion thereof that does not exceed such safe harbor amount or (ii) the portion that provides the individual with the greatest after-tax benefit, after taking into account any excise tax imposed on such amount under Section 4999 of the Internal Revenue Code.

Pursuant to the terms of the employment agreement that was in effect between Dr. Lange and CV Therapeutics at the time of our acquisition of that company, Dr. Lange may also become entitled to a full tax gross-up payment to cover any excise tax liability he may incur under Section 4999 of the Internal Revenue Code as a result of the change in control benefits he receives under that agreement. As part of our acquisition of CV Therapeutics, we assumed the obligation of CV Therapeutics to make that tax gross-up payment. To date the benefits received by Dr. Lange under his CV Therapeutics employment agreement have not risen to the level of a parachute payment and, as a result, he has not yet incurred any excise tax liability under Section 4999 of the Internal Revenue Code. However, certain outstanding employee stock options granted to him by CV Therapeutics that we assumed in the acquisition of that company will have an extended exercise period following his termination of employment with us. That extended exercise period, when added to the other benefits he has already received pursuant to the CV Therapeutics employment agreement, may result in a parachute payment. Accordingly, should he in fact terminate employment with us while one or more of those options remain outstanding, he may incur an excise tax liability under Section 4999 for which we would have to provide a full tax gross-up.

These are the only severance provisions associated with a change in control and are provided instead of the severance provisions applicable to an involuntary termination without cause.

For purposes of determining an individual’s entitlement to the various severance benefits available under the Severance Plan and our various equity plans, the following concepts will be relevant:

A change in control will be deemed to occur upon:

•

a merger, consolidation or other reorganization approved by our stockholders, unless our stockholders continue to own more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation;

•	a sale of all or substantially all of our assets;

•	the acquisition by any person or related group of persons of more than fifty percent (50%) of the total combined voting power of our outstanding securities; or

•	a change in the majority of our Board members over a 12-month or shorter period by reason of one or more contested elections for Board membership.

An individual’s employment will be deemed to have been terminated for cause if such termination occurs by reason of:

•	any act or omission in bad faith and to our detriment;

•	dishonesty, intentional misconduct, material violation of any company policy, or material breach of any agreement with us; or

•	commission of any crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

A resignation for good reason will be deemed to occur should the individual resign from his or her employment with us for any of the following reasons during the applicable period surrounding a change in control event:

•

a materially adverse change in his or her title, position or responsibilities (including reporting responsibilities) or the assignment to him or her of any duties or responsibilities which are inconsistent with his or her title, position or responsibilities;

•	a reduction in his or her annual base compensation;

•	his or her permanent relocation to any place outside a 50 mile radius of the location serving as his or her existing principal work site;

•

the failure by us to continue in effect any material compensation or employee benefit plan in which he or she was participating or to provide such individual with an aggregate level of compensation and benefits comparable to that in effect for him or her prior to the change; or

•	any material breach by us of any provision of any agreement we have with such individual.

As described above, certain additional compensation is payable to a Named Executive Officer if his or her employment is involuntarily terminated without cause or is terminated under certain prescribed circumstances in connection with a change in control. The amounts shown in the table below are based on the following assumptions:

•

such termination was effective as of December 31, 2009, under circumstances triggering the vesting acceleration and severance benefits to which the Named Executive Officer is entitled under the various plans summarized above;

•	the change in control transaction occurred on December 31, 2009;

•

the price per share of common stock paid to our stockholders in consummation of the change in control was $43.27, the closing price of our common stock on December 31, 2009, the last business day of 2009; and

•

as to Dr. Lange, the termination of his employment on December 31, 2009 and the resulting extension of the post-employment exercise period for the CV Therapeutics options we assumed in our acquisition of that company causes the change in control benefits he received under his CV Therapeutics employment agreement to become a parachute payment that subjects him to an excise tax liability under Section 4999 of the Internal Revenue Code for which we must provide a full tax gross-up payment.

The table below does not include accrued wages, vacation pay, vested deferred compensation or the intrinsic value (as of December 31, 2009) of any outstanding stock options or other stock awards held by the Named Executive Officer that were vested on that date but not yet realized. The actual compensation to be realized with respect to those vested awards can only be determined at the time of the Named Executive Officer exercises his or her outstanding stock options or is issued the shares subject to any other stock-based awards he or she holds.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Change in Control and Involuntary Termination Without Cause
John C. Martin
Salary and bonus	$5,645,767	$8,468,650
Stock award vesting acceleration(1)	—	24,694,230
Benefits and perquisites:
Health and welfare benefits	51,149	76,723
Outplacement services	14,000	14,000
Excise tax and gross up	—	—

Total	$5,710,916	$33,253,603

Robin L. Washington
Salary and bonus	$795,000	$1,325,000
Stock award vesting acceleration(1)	—	2,163,500
Benefits and perquisites:
Health and welfare benefits	38,796	64,660
Outplacement services	7,500	7,500
Excise tax and gross up	—	1,432,166

Total	$841,296	$4,992,826

John F. Milligan
Salary and bonus	$1,784,921	$3,449,803
Stock award vesting acceleration(1)	—	10,741,600
Benefits and perquisites:
Health and welfare benefits	38,362	63,936
Outplacement services	7,500	7,500
Excise tax and gross up	—	—

Total	$1,830,783	$14,262,839

Kevin Young
Salary and bonus	$1,338,870	$2,597,175
Stock award vesting acceleration(1)	—	8,618,662
Benefits and perquisites:
Health and welfare benefits	12,629	21,048
Outplacement services	7,500	7,500
Excise tax and gross up	—	3,760,996

Total	$1,358,999	$15,005,381

Norbert W. Bischofberger
Salary and bonus	$1,534,971	$2,987,428
Stock award vesting acceleration(1)	—	8,199,546
Benefits and perquisites:
Health and welfare benefits	27,685	46,142
Outplacement services	7,500	7,500
Excise tax and gross up	—	—

Total	$1,570,156	$11,240,616

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Change in Control and Involuntary Termination Without Cause
Louis G. Lange
Salary and bonus	—	$254,100
Stock award vesting acceleration(1)	—	4,045,745
Benefits and perquisites:
Health and welfare benefits	—	38,796
Outplacement services	—	7,500
Excise tax and gross up	—	—

Total	—	$4,346,141

(1)

For performance shares included in this line item, assumes that the maximum number of shares of our common stock are payable (e.g. 200% of the number of allotted performance shares) upon the change in control.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS

General

Our directors play a critical role in guiding our strategic direction and overseeing the management of the company. Recent developments in corporate governance and financial reporting have increased demand for highly qualified and productive public company directors.

The experience and stature of our non-employee directors along with the many responsibilities and risks and substantial time commitment required of them make it imperative that we provide commensurate compensation. Our non-employee Board members are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Non-employee Board members receive a combination of stock options, restricted stock units and annual cash retainers in amounts that correlate to the level of their responsibilities as members of the Board and one or more Board committees. In addition to this compensation, our non-employee Board members are also eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings and related activities. Our only employee director, Dr. Martin, receives no separate compensation for his service as a director.

Our Compensation Committee periodically reviews the compensation program for non-employee Board members. Any recommendations for changes are then presented to the full Board by our Compensation Committee.

Grants of discretionary stock awards to non-employee Board members require approval of a committee of two or more non-employee Board members, none of whom is the recipient of the stock award.

2009 Non-Employee Board Member Compensation

Our legacy practice was to grant a fixed numbers of option shares to non-employee directors upon joining the Board and each year as part of annual compensation. Over time as the company’s value compounded and there were adjustments for multiple stock splits, the value of these grants became too high to sustain. Our Board believed that the best course of action was to reduce the equity grant values and provide a better balance between cash and equity. The following major changes were made in 2009:

•

Adopted a fixed grant-date fair value formula for our annual equity grants of $300,000 per non-employee Board member starting with the initial year of Board service (previously, we utilized a fixed-share formula of 18,750 shares annually and 30,000 shares in the initial year of service);

•

Eliminated all other additional equity grants (previously, annual option grants for 15,000 shares to the lead independent director; annual option grants for 10,000 shares to the Audit Committee Chair; annual option grants for 7,500 to other Committee Chairs and annual option grants for 3,750 shares for membership on each Committee, subject to the individual maximum of 13,750 shares for all committee service);

•

The equity value is provided 50% in stock options and 50% in restricted stock units. The stock options have quarterly vesting over the first year and the restricted stock units have full vesting upon the completion of one year of Board service, measured from the award date (previously, the annual stock award was 100% options);

•	Raised the annual cash Board retainer to $75,000 (previously, $40,000); and

•	Provided additional cash retainers for serving as:

—	Lead independent director: $75,000 (previously, $40,000);

—	A member of a Board committee: $20,000 per committee (previously, $20,000 total for all memberships on all Board committees);

—	Audit Committee Chair: $20,000 (previously, $10,000);

—	Compensation Committee Chair: $15,000 (previously, $0); and

—	Scientific and Nominating and Corporate Governance Committee Chairs: $10,000 (previously, $0).

The following table describes our compensation arrangements for non-employee Board members during 2009.

2009 Non-Employee Board Member Compensation
	Cash Payment(1)	Equity Grant (in value)(2)
		Options	RSUs
All Non-Employee Board Members	$75,000 retainer	$150,000	$150,000

Lead Independent Director	$75,000 additional cash retainer	None	None

Audit Committee Chair	$20,000 additional cash retainer	None	None

Compensation Committee Chair	$15,000 additional cash retainer	None	None

Committee Chairs (other than Audit and Compensation Committee)	$10,000 additional cash retainer for each committee	None	None

Committee Member	$20,000 additional cash retainer	None	None

(1)

The non-employee Board member annual cash retainer fee is the aggregate for his or her retainer fee for Board service ($75,000) plus his or her retainer fees for service on one or more Board committees (e.g., if the Audit Committee Chair also serves as a member on our Compensation Committee, the total value of the cash retainer is $135,000).

(2)

All non-employee Board members receive the Board member stock option and restricted stock unit awards. The number of shares subject to the option component will be calculated as follows: $150,000 ÷ [(closing price per share of our common stock on the grant date) x (Black-Scholes option-valuation percentage)] (rounded down to the next whole share). The number of shares subject to the restricted stock unit component will be calculated by dividing $150,000 by the closing stock price on the award date and rounding down to the next whole share.

Vesting: Options vest quarterly over the first year of service Exercise Period: 3 years after cessation of service (which includes service as a Director Emeritus)

Restricted	stock units vest upon the completion of one year of Board service measured from the award date.

Lead Independent Directors, Committee Chairs and other Committee members do not receive any additional equity grants for serving on the Committees.

Our Deferred Compensation Plan allows our non-employee Board members to defer all or a portion of their cash retainer fees each year. The deferred amount can either be immediately converted into phantom shares of our common stock or invested in a select group of investment funds. To the extent the non-employee Board member elects the phantom share alternative, the number of phantom shares will be determined by dividing the deferred fees by the fair market value per share of our common stock on the conversion date. The resulting number of phantom shares will be paid out in actual shares of our common stock at the end of the deferral period. If the non-employee Board member does not elect the phantom share alternative, then he or she can select among the 22 investment funds available under the Deferred Compensation Plan in 2009. Those investment funds are substantially the same as those available under our broad-based 401(k) employee savings plan, and the non-employee Board member may change his or her elections in those funds on a daily basis. The non-employee Board member may elect to receive his or her deferred account balance at a designated age, no earlier than age 50 and no later than age 75, or on the date of his or her cessation of Board service or on the second or fifth anniversary of that cessation date. The distribution may, pursuant to an advance election made by the non-employee Board member be made in a lump sum or in annual installments over a period not to exceed 10 years. A non-employee Board member can receive an early distribution or a portion of his or her account balance in the event of a financial hardship. In the event of an individual’s death, his or her account balance will be distributed in a lump sum to his or her designated beneficiary.

Based on the recommendation of our Compensation Committee, our Board established stock ownership guidelines to encourage non-employee Board members to hold our common stock. For 2009, our the Board stock ownership guidelines required our non-employee Board members to hold shares of our common stock with an aggregate fair market value of at least five times their annual retainer. This guideline is to be achieved over time.

Non-employee Board member stock awards are granted under the 2004 Equity Incentive Plan. The option component will have an exercise price per share not less than the fair market value per share of our common stock on the date of grant (based on the closing price for our common stock on that date as reported on the NASDAQ Global Select Market). Commencing in 2000, one of the members of our Board, Etienne Davignon, declined his annual stock option grant due to adverse consequences under Belgian tax law. In lieu of a stock option grant, in May 2009, our Board provided Mr. Davignon a restricted stock award for 6,500 shares of our common stock under the 2004 Equity Incentive Plan in connection with his service on our Board and committees. The restricted stock award vested upon his completion of six months of service on our Board measured from the May 6, 2009 award date.

Initial grants for new non-employee Board members will be prorated based on the number of days remaining in the compensation period in which they commence Board service. The stock options vest quarterly over the first year of service and restricted stock unit components of the initial grant will vest upon the completion of one year of Board service measured from the award date. During 2009, the stock option component of the annual equity award made to our current non-employee Board members covered 92,410 shares of our common stock with an average exercise price of $44.44 per share, based on the fair market value of our common stock on the date of grant. The restricted stock unit and restricted stock award component of the 2009 annual equity award made to our non-employee Board member covered 39,513 shares of our common stock.

The table below summarizes the compensation paid by us to non-employee Board members for the 2009 fiscal year.

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2) (4)		Option Awards(3) (4)		Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Paul Berg	$125,000		$149,966		$152,219		—	—	—	$427,185
John F. Cogan	$115,000		$149,966		$152,219		—	—	—	$417,185
Etienne F. Davignon	$95,000		$286,195	(5)	—	(6)	—	—	—	$381,195
James M. Denny	$150,000		$149,966		$152,219		—	—	—	$452,185
Carla A. Hills	$95,000		$149,966		$152,219		—	—	—	$397,185
Kevin E. Lofton	$87,712	(7)	$117,502		$113,504		—	—	—	$318,718
John W. Madigan	$115,000		$149,966		$152,219		—	—	—	$417,185
Gordon E. Moore	$110,000		$149,966		$152,219		—	—	—	$412,185
Nicholas G. Moore	$135,000	(8)	$149,966		$152,219		—	—	—	$437,185
Richard Whitley	$95,000	(9)	$149,966		$152,219		—	—	—	$397,185
Gayle E. Wilson	$125,000		$149,966		$152,219		—	—	—	$427,185

(1)	Represents cash retainer for serving on our Board and committees of the Board.
(2)

Represents the grant-date fair value of a stock award for 3,406 shares made to each Board member (except that Mr. Davignon received a restricted stock award for 6,500 shares and Mr. Lofton received a restricted stock unit award for 2,359 shares) for the 2009 year. Such grant-date fair values were determined in accordance with FASB ASC Topic 718 and accordingly calculated by multiplying the number of shares of our common stock subject to that award by the closing price per share of our common stock on the award date, without any adjustment for estimated forfeitures related to such service vesting.

(3)

Represents the grant-date fair value of the stock option grant for 9,534 shares with an exercise price of $44.03 per share made to each Board member (except that Mr. Lofton received an option grant for 6,604 shares with an exercise price of $49.81 per share) for the 2009 year. Such grant-date fair values were calculated in accordance with FASB ASC Topic 718, and do not take into account any estimated forfeitures related to such service vesting. Assumptions used in the calculation of grant-date fair value are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K for such fiscal year.

(4)	The following table shows for each named the aggregate number of shares subject to all outstanding options, restricted stock units and phantom shares held by that individual as of December 31, 2009:

Name	Number of Shares of Common Stock Subject to all Restricted Stock Units as of December 31, 2009	Number of Shares of Common Stock Subject to all Outstanding Options as of December 31, 2009	Number of Shares of Common Stock Subject to all Phantom Shares as of December 31, 2009
Paul Berg	3,406	414,634	1,045
John F. Cogan	3,406	218,784	5,987
Etienne F. Davignon	—	—	—
James M. Denny	3,406	214,984	—
Carla A. Hills	3,406	143,034	1,066
Kevin E. Lofton	2,359	6,604	1,748
John W. Madigan	3,406	212,784	—
Gordon E. Moore	3,406	632,784	—
Nicholas G. Moore	3,406	237,034	6,325
Richard Whitley	3,406	39,534	3,046
Gayle E. Wilson	3,406	99,534	6,579

(5)

Represents the grant-date fair value with respect to a restricted stock award for 6,500 shares made to Mr. Davignon during the 2009 fiscal year. The award vested prior to the completion of the 2009 fiscal year.

(6)

Commencing in 2000, Mr. Davignon declined his annual stock option grants due to adverse consequences under Belgian tax law. In lieu of a stock option grant for that year, Mr. Davignon received a restricted stock award for 6,500 shares of our common stock in that year that vested upon his completion of six months of service on our Board measured from the May 6, 2009 award date.

(7)

Mr. Lofton elected to defer $78,863 of his fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by closing price per share of our common stock on the conversion date. The resulting 1,748 phantom shares have a grant-date fair value of $78,863 and will be paid out in actual shares of our common stock at the end of the deferral period. Mr. Lofton also deferred an additional $8,849 of his fee as a cash deferral under our Deferred Compensation Plan.

(8)

Mr. Nicholas Moore elected to defer $81,000 of his fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by the closing price per share of our common stock on the conversion date. The resulting 1,730 phantom shares have a grant-date fair value of $81,000 and will be paid out in actual shares of our common stock at the end of the deferral period. Mr. Moore also deferred an additional $54,000 of his fee as a cash deferral under our Deferred Compensation Plan.

(9)

Dr. Whitley elected to defer $95,000 of his fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing the dollar amount of his deferred fee by the closing price per share of our common stock on the conversion date. The resulting 2,029 phantom shares have a grant-date fair value of $95,000 and will be paid out in actual shares of our common stock at the end of the deferral period.

AUDIT COMMITTEE REPORT(1)

In connection with the audited consolidated financial statements for the fiscal year ended December 31, 2009, the Audit Committee has:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with Ernst & Young LLP, Gilead’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

(3) received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. Our Board has approved this inclusion.

Audit Committee

Nicholas G. Moore, Chairman
John F. Cogan
John W. Madigan

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Executive Officer Loan

In May 2001, we entered into a loan agreement with John F. Milligan, our President and Chief Operating Officer. The original principal amount of the loan was $110,000 with a term of ten years. The loan is non-interest bearing and 50% of the principal amount will be forgiven on a pro rata basis over a period of five years beginning in May 2007 as long as Dr. Milligan is still employed by us. In the event that Dr. Milligan ceases to be employed by us, the loan becomes interest-bearing and due and payable within 90 days of such termination of employment. The loan is secured by a deed of trust on Dr. Milligan’s residence. As of December 31, 2009, the outstanding balance of the loan was $66,000.

Indemnity Agreements

We have entered into indemnity agreements with each of our executive officers (including our Named Executive Officers) and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Severance Plan

Please see information under “Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers” on page 62 above for information concerning our Severance Plan, under which we provide severance benefits for employees, including our executive officers.

Policies and Procedures

Our Audit Committee is responsible for reviewing and approving, in advance, all related party transactions. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Nominating and Corporate Governance Committee Charter determines, on an annual basis, which members of our Board meet the definition of independent director as defined in Rule 4200 of the NASDAQ Marketplace Rules. This obligation is set forth in writing in the Nominating and Corporate Governance charter. A copy of the Nominating and Corporate Governance charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Ethics establishes the corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Code of Ethics requires any person who becomes aware of any departure from the standards in our Code of Ethics to report his or her knowledge promptly to a supervisor or an attorney in the legal department.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting Materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice of Internet Availability or Proxy Materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability or Proxy Materials, please notify your broker, direct your written request to Susan Hubbard, Vice President, Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or contact Broadridge Financial Solutions, Inc. at (800) 542-1061. Stockholders who currently receive multiple copies of the Notice of Internet Availability or Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability or Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

Our Board, at the time of the preparation of this proxy statement, knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named on the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

March 26, 2010

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, is available without charge upon written request to Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or by accessing a copy through Gilead’s website at http://www.gilead.com in the Investors section under “Financial Information—SEC Filings.”

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 10, 2010.

GILEAD SCIENCES, INC.	INTERNET http://www.proxyvoting.com/gild Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

PX 70835	Fulfillment
PX 70959
▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.	Please mark your votes as indicated in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

			FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1.	To elect thirteen directors to serve for the next year and until their successors are elected and qualified.		☐	☐	☐	2.	To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered accounting firm of Gilead for the fiscal year ending December 31, 2010.	☐	☐	☐
	Nominees:
	01 Paul Berg	06 Kevin E. Lofton	11 Richard J. Whitley
	02 John F. Cogan	07 John W. Madigan	12 Gayle E. Wilson
	03 Etienne F. Davignon	08 John C. Martin	13 Per Wold-Olsen
	04 James M. Denny 05 Carla A. Hills	09 Gordon E. Moore 10 Nicholas G. Moore				3.	If properly presented at the meeting, to vote on a stockholder proposal requesting that the Board take steps to adopt majority voting standards in Gilead’s certificate of incorporation and by-laws.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions						4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

								Mark Here for Address Change or Comments SEE REVERSE		☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Gilead Sciences, Inc. account online.

Access your Gilead Sciences, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Gilead Sciences, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, Annual Report and other proxy materials are available at: http://www.gilead.com/proxy

▼  FOLD AND DETACH HERE  ▼

PROXY

GILEAD SCIENCES, INC.

Annual Meeting of Stockholders – May 11, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John C. Martin and John F. Milligan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gilead Sciences, Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 11, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

Fulfillment
	PX 70835	PX 70959